                                                This Prospectus Supplement is
                                                filed pursuant to Rule 424(b)(2)
                                                under Registration Statement
                                                Nos. 333-68217 and 333-68217-01

PRICING SUPPLEMENT dated                                Pricing Supplement No. 1
April 28, 1999 to PROSPECTUS
SUPPLEMENT dated April 28, 1999                             Cusip No.88168L DQ 6
to PROSPECTUS DATED April 22, 1999

                               TEXACO CAPITAL INC.
                                   SERIES 1999
                                MEDIUM-TERM NOTES
                                  Guaranteed by
                                   Texaco Inc.

                 Notes Due More Than 9 Months From Date of Issue

Principal Amount:                  $650,000,000.00                               Maturity Date:              May 3, 2000
Specified Currency:                U.S. Dollar                                   Extendible:                 No
Fixed Rate Note:                   No                                            Final Maturity Date:        N/A
     Interest Rate:                N/A                                           Issue Price:                100.000%
                                                                                 Record Dates:               July 19th,
                                                                                                             October 19th,
                                                                                                             January 19th and
                                                                                                             April 18th
                                                                                 Interest Payment Dates:     August 3rd,
                                                                                                             November 3rd,
                                                                                                             February 3rd and
                                                                                                             May 3rd
                                                                                 Original Issue Date:        May 3, 1999
                                                                                 Book-Entry Note:            Yes
                                                                                 Certificated Note:          No
Denominations:                     Minimum denominations of $1,000 or any        Redemption Provisions:      None
                                   larger amount that is an integral multiple
                                   of $1,000                                     Repayment Provisions:       No
                                                                                 Currency Indexed Note:      No
Zero-Coupon Note:                  No                                            - Denominated Currency:     N/A
                                                                                 - Indexed Currency:         N/A
Floating Rate Note:                Yes                                           - Face Amount:              N/A
  Base Rate:                       N/A                                           - Base Exchange Rate:       N/A
  - CD Rate:                       N/A                                           - Calculation Agent:        N/A
  - CMT Rate                       N/A                                           - Reference Dealer:         N/A
  - Eleventh District Cost of                                                    Commodity Indexed Notes:    No
    Funds Rate:                    N/A                                           Other Terms:                No
  - Commercial Paper Rate:         N/A
  - Federal Funds Rate:            N/A
  - LIBOR:                         3 month Libor
  - Treasury Rate:                 N/A

  - Other:                         N/A                                          Goldman, Sachs & Co. & Credit Suisse First Boston
  Initial Interest Rate:           To be determined                             -------------------------------------------------
  Interest Reset Period:           Quarterly                                    Name of Agents

  Interest Reset Dates:            August 3rd, November 3rd, February 3rd and May 3rd
  Interest Determination Dates:    August 1st, November 1st, February 1st, and May 1st
                                   (two London business days prior to Interest Payment Date)
  Interest Payment Period:         Quarterly
  Interest Payment Dates:          August 3rd, November 3rd, February 3rd and May 3rd
  Index Maturity:                  N/A
  Maximum Interest Rate:           N/A
  Minimum Interest Rate:           N/A
  Spread:                          -15 basis points
  Spread Multiplier:               N/A
  Issuer Able to Change Spread
    or Spread Multiplier:          N/A
Day Count Basis                    Act/360


                                                This Prospectus Supplement is
                                                filed pursuant to Rule 424(b)(2)
                                                under Registration Statement
                                                Nos. 333-68217 and 333-68217-01

PRICING SUPPLEMENT dated                                Pricing Supplement No. 2
April 28, 1999 to PROSPECTUS
SUPPLEMENT dated April 28, 1999                              Cusip No88168L DR 4
to PROSPECTUS DATED April 22, 1999

                               TEXACO CAPITAL INC.
                                   SERIES 1999
                                MEDIUM-TERM NOTES
                                  Guaranteed by
                                   Texaco Inc.

                 Notes Due More Than 9 Months From Date of Issue

Principal Amount:                $350,000,000.00                              Maturity Date:           May 3, 2000
Specified Currency:              U.S. Dollar                                  Extendible:              No
Fixed Rate Note:                 Yes                                          Final Maturity Date:     N/A
     Interest Rate:              5.11%                                        Issue Price:             100.000%
                                                                              Record Dates:            April 18th
                                                                              Interest Payment Dates:  May 3, 2000
                                                                              Original Issue Date:     May 3, 1999
                                                                              Book-Entry Note:         Yes
                                                                              Certificated Note:       No
Denominations:                   Minimum denominations of $1,000 or any       Redemption Provisions:   None
                                 larger amount that is an integral multiple
                                 of $1,000                                    Repayment Provisions:    No
                                                                              Currency Indexed Note:   No
Zero-Coupon Note:                No                                           - Denominated Currency:  N/A
                                                                              - Indexed Currency:      N/A
Floating Rate Note:              No                                           - Face Amount:           N/A
  Base Rate:                     N/A                                          - Base Exchange Rate:    N/A
  - CD Rate:                     N/A                                          - Calculation Agent:     N/A
  - CMT Rate                     N/A                                          - Reference Dealer:      N/A
  - Eleventh District Cost of                                                 Commodity Indexed Notes: No
    Funds Rate:                  N/A                                          Other Terms:             No
  - Commercial Paper Rate:       N/A
  - Federal Funds Rate:          N/A
  - LIBOR:                       N/A
  - Treasury Rate:               N/A

  - Other:                       N/A
  Initial Interest Rate:         N/A                                          Goldman, Sachs & Co. & Credit Suisse First Boston
  Interest Reset Period:         N/A                                          -------------------------------------------------
  Interest Reset Dates:          N/A                                          Name of Agents
  Interest Determination Dates:  N/A

  Interest Payment Period:       Annual
  Interest Payment Dates:        N/A
  Index Maturity:                N/A
  Maximum Interest Rate:         N/A
  Minimum Interest Rate:         N/A
  Spread:                        N/A
  Spread Multiplier:             N/A
  Issuer Able to Change Spread
    or Spread Multiplier:        N/A
Day Count Basis                  Act/360


                                                Filed Pursuant to Rule 424(b)(2)

                                                      Registration No. 333-68217

                                     [LOGO]

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED APRIL 22, 1999)

                              U.S. $1,500,000,000

                              TEXACO CAPITAL INC.

                         SERIES 1999 MEDIUM-TERM NOTES

                   Due Nine Months Or More From Date Of Issue
 Payment of Principal, any Premium and any Interest on the Medium Term Notes is
                                 Guaranteed by
                                  TEXACO INC.

    TERMS: We plan to offer and sell the Notes with various terms, including the following:

    - Stated maturities of nine months or more from date of issue

    - Repayment provisions

    - Redemption provisions, which may be mandatory, at our option, at the option of the holders or none at all

    - Payments in U.S. dollars or one or more foreign currencies

    - Minimum denominations of $1,000 or other specified denominations for foreign currencies

    - Book-entry (through The Depository Trust Company) or certificated form

    - Interest payable on the dates stated in the applicable pricing supplement

    - Interest at fixed or floating rates, or no interest at all. We may base the floating interest rate on one or more of the following indices plus or minus a spread and/or multiplied by a spread multiplier:

       - CD rate

       - CMT rate

       - Commercial paper rate

       - Eleventh district cost of funds rate

       - Federal funds rate

       - LIBOR

       - Prime rate

       - Treasury rate

    - Any interest basis or interest rate formula as we may specify in the applicable pricing supplement

    The Notes will be issued by Texaco Capital Inc. and guaranteed by Texaco
Inc.

    We will specify the final terms for each Note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

    INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGE S-3. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ANY PRICING SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    We may sell the Notes to the Agents listed below as principals for resale at varying or fixed offering prices or through the Agents as agents using their reasonable best efforts on our behalf. Unless otherwise specified in the applicable pricing supplement, the price to the public for the Notes will be 100% of the principal amount. If we sell all of the Notes, we expect to receive proceeds of between $1,498,125,000 and $1,483,125,000, after paying the Agents' discounts and commissions of between $1,875,000 and $16,875,000, and before deducting expenses payable by us. We may also sell the Notes ourselves without the assistance of the Agents. We do not intend to list the Notes on any securities exchange.

                           BLAYLOCK & PARTNERS, L.P.
                           CREDIT SUISSE FIRST BOSTON
                              GOLDMAN, SACHS & CO.
                           MORGAN STANLEY DEAN WITTER
                              SALOMON SMITH BARNEY

    The date of this prospectus supplement is April 28, 1999.

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

Risk Factors.........................................................................  S-3
About this Prospectus Supplement and the Pricing Supplements.........................  S-4
Description of Notes.................................................................  S-5
Special Provisions Relating to Foreign Currency Notes................................  S-19
United States Taxation...............................................................  S-21
Plan of Distribution.................................................................  S-30

                                           PROSPECTUS
About This Prospectus................................................................  2
Where You Can Find More Information..................................................  2
Texaco Inc...........................................................................  3
Selected Financial Data of Texaco....................................................  4
Ratios...............................................................................  5
Texaco Capital Inc...................................................................  5
Use of Proceeds......................................................................  5
Plan of Distribution.................................................................  5
Description of Debt Securities.......................................................  6
Description of Texaco Common Stock...................................................  11
Description of Texaco Preferred Stock................................................  12
Description of the Depositary Shares.................................................  14
Description of the Warrants..........................................................  17
Experts..............................................................................  18
Legal Opinions.......................................................................  18

    You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and any pricing supplement. We have not, and the Agents have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the Agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate as of its date only. Our business, financial condition, results of operations and prospects may have changed since such date.

                                  RISK FACTORS

    Your investment in the Notes is subject to certain risks, especially if the Notes involve in some way a foreign currency. This prospectus supplement does not describe all of the risks of an investment in the Notes, whether arising because the Notes are denominated in a foreign currency or because the return on the Notes is linked to one or more interest rate or currency indices or formulas. You should consult your own financial and legal advisors about the risks entailed by an investment in the Notes and the suitability of your investment in the Notes in light of your particular circumstances. The Notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions or transactions involving the type of index or formula used to determine amounts payable. If you are a non-U.S. resident, you should consult your own legal and financial advisors with regard to these matters. Before investing in the Notes, you should consider carefully, among other factors, the matters described below.

FOREIGN CURRENCY NOTES AND CURRENCY INDEXED NOTES ARE SUBJECT TO RISKS RELATED
  TO EXCHANGE RATES AND EXCHANGE CONTROLS

    If you invest in foreign currency Notes and currency indexed Notes, your investment will be subject to significant risks not associated with investments in debt instruments denominated in U.S. dollars or U.S. dollar-based indexes. Such risks include the possibility of significant changes in the rate of exchange between the U.S. dollar and your payment currency and the imposition or modification of foreign exchange controls by either the United States or the applicable foreign governments. We have no control over the factors that generally affect these risks, such as economic, financial and political events and the supply and demand for the applicable currencies.

    In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been volatile and such volatility may continue in the future. Past fluctuations in any particular exchange rate are not necessarily indicative, however, of fluctuations that may occur in the future. Fluctuations in exchange rates against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent yield of your foreign currency Notes or currency indexed Notes, in the U.S. dollar-equivalent value of the principal or any premium payable at maturity of your Notes and, generally, in the U.S. dollar-equivalent market value of your Notes. We may further describe the currency risks with respect to your foreign currency Notes or currency indexed Notes in the applicable pricing supplement.

    Foreign exchange rates can either float or be fixed by sovereign governments. Governments, however, often do not voluntarily allow their currencies to float freely in response to economic forces. Instead, governments use a variety of techniques, such as intervention by that country's central bank, or the imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by the devaluation or revaluation of a currency. Thus, an important risk in purchasing foreign currency Notes or currency indexed Notes for U.S. dollar-based investors is that their U.S. dollar-equivalent yields could be affected by governmental actions that could change or interfere with currency valuation that was previously freely determined, fluctuations in response to other market forces and the movement of currencies across borders. We will not make any adjustment or change in the terms of the foreign currency Notes or currency indexed Notes if exchange rates become fixed, or if any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes occurs, or if there are other developments affecting the U.S. dollar or any applicable currency occurs. The paying agent will make all calculations relating to your foreign currency Notes or currency indexed Notes. All such determinations will, in the absence of clear error, be binding on you.

    On January 1, 1999, Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain (the "Participating States") commenced a new stage of economic and monetary union and introduced a single currency (the "euro"), which is legal tender in the Participating

States in substitution for the national currencies of those countries. Bills and coins denominated in euro will be circulated for the first time on January 1, 2002. For a three-year transitional period until December 31, 2001, the current currencies of the Participating States remain legal tender in those countries as a subdivision of the euro. The conversion rate between the current currencies of each Participating State and the euro have been fixed irrevocably by the Council of the European Union effective on January 1, 1999. The Council of the European Union has adopted regulations providing specific rules for the introduction of the euro.

    For Notes with a specified currency other than U.S. dollars we will include in the applicable pricing supplement information concerning historical exchange rates for that currency against the U.S. dollar and a brief description of any relevant exchange controls.

RISKS ASSOCIATED WITH INDEXED NOTES

    If you invest in indexed Notes, your investment will be subject to significant risks that are not associated with an investment in a conventional fixed rate debt security. The interest rate of a Note which is indexed may result in lower, or no, interest compared to a conventional fixed rate debt security issued at the same time. The principal of and/or premium on a Note which is indexed may result in the payment of a lower amount of principal and/or premium, or no principal and/or premium, compared to the original purchase price of the Note. The value of an index can fluctuate based on a number of interrelated factors, including economic, financial and political events over which we do not have any control. Additionally, if the formula that we specify to determine the amount of principal, premium and/or interest payable with respect to indexed Notes contains a multiple or leverage factor, that feature will magnify the effect of any change in the index. You should not view the historical experience of an index as an indication of its future performance.

YOU CANNOT RELY ON THE CREDIT RATINGS OF THE NOTES

    The credit ratings on the Notes may not reflect the potential impact of all risks related to structure and other factors on the value of the Notes. In addition, real or anticipated changes in our credit ratings generally will affect the market value of the Notes.

          ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENTS

    We intend to use this prospectus supplement, the attached prospectus and a related pricing supplement to offer our Notes from time to time. This prospectus supplement provides you with certain terms of the Notes and supplements the description of the debt securities contained in the attached prospectus. If any information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement replaces the inconsistent information. Each time we issue Notes, we will prepare a pricing supplement that will contain additional terms of the offering and the description of the specific Notes offered. The pricing supplement also may add, update or change information in this prospectus supplement or the attached prospectus, including provisions describing the calculation of interest and the method of making payments under the terms of a Note. The flexibility available to us to set or negotiate individualized terms for Notes means that there will be transactions, particularly with Indexed Notes, that are quite complex. Frequently, the terms of the Notes differ from the terms that we describe in this prospectus supplement. Any information in the pricing supplement that is inconsistent with this prospectus supplement will replace the inconsistent information in this prospectus supplement.

                              DESCRIPTION OF NOTES

    The following summary of certain terms of the Notes is not complete. For additional terms of the Notes, and of the guaranties of the Notes issued by Texaco Inc., you should also read the indenture under which the Notes and Guaranties will be issued. The following description of the Notes supplements and, to the extent the descriptions are inconsistent, replaces the description of the general terms and provisions of the debt securities that is found under the heading "Description of Debt Securities" in the attached prospectus. The following descriptions will apply to each Note unless otherwise specified in the pricing supplement.

GENERAL

    We will offer the Notes on a continuous basis.

    The Notes are unsecured and will rank equally with all unsecured indebtedness of Texaco Capital. The guaranties will rank equally with all other unsecured indebtedness of, and other guarantees issued by, Texaco Inc.

    The total initial public offering price of the Notes that we may offer using this prospectus supplement, together with any debt warrants, is $1,500,000,000 or its equivalent in one or more foreign currencies or composite currencies.

    The indenture does not limit the amount of our Notes or other debt obligations that may be issued thereunder.

    The Notes are not subject to any sinking fund.

    The defeasance and covenant defeasance provisions of the indenture described under "Description of Debt Securities" in the attached prospectus will apply to the Notes.

    Unless we specify otherwise in the applicable pricing supplement, we will denominate the Notes in U.S. dollars and we will make all payments on the Notes in U.S. dollars. For further information regarding foreign currency Notes, see "Risk Factors" and "Special Provisions Relating To Foreign Currency Notes".

    As used in this prospectus supplement, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to foreign currency Notes, such day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing the specified currency (or, if the specified currency is the euro, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open); provided, further, that, with respect to Notes for which interest is based on the LIBOR index, such day is also a London Business Day (as defined below).

    "London Business Day" means a day on which commercial banks are open for business (including dealings in the designated LIBOR currency) in London.

    "Principal Financial Center" means (1) the capital city of the country issuing the specified currency or (2) the capital city of the country to which the designated LIBOR currency relates, as applicable, except, in the case of (1) or (2) above, that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Portuguese escudos, South African rand and Swiss francs, the "Principal Financial Center" shall be The City of New York, Sydney and (solely in the case of the specified currency) Melbourne, Toronto, Frankfurt, Amsterdam, London (solely in the case of the designated LIBOR currency), Johannesburg and Zurich, respectively.

    The authorized denominations of Notes denominated in U.S. dollars will be integral multiples of $1,000. We will designate the authorized denominations of foreign currency Notes in the applicable pricing supplement.

BOOK-ENTRY DEBT SECURITIES

    Except under certain circumstances, we will issue the Notes in book-entry form only. This means that we will not issue actual Notes or certificates to you. Instead, we will issue a global security representing Notes with similar terms and such Global Security will be held by The Depository Trust Company ("DTC") or its nominee. In order to own a beneficial interest in a Note, you must be an institution that has an account with DTC as a participant or have an account with an institution, such as a brokerage firm, that has an account with DTC. For a more complete description of book-entry debt securities, see "Description of Debt Securities--Book-Entry Debt Securities" in the attached prospectus.

    Payments of principal, any premium, and any interest on the Notes represented by a global security will be made in same-day funds to DTC in accordance with arrangements then in effect between the applicable trustee and DTC.

INTEREST AND INTEREST RATES

    GENERAL

    Each Note will begin to accrue interest from the date it is originally issued. In the related pricing supplement, we will designate each Note as a Fixed Rate Note, a Floating Rate Note, an Amortizing Note or an Indexed Note and describe the method of determining the interest rate, including any Spread and/or Spread Multiplier. For an Indexed Note, we will also describe in the related pricing supplement the method for calculating and paying principal and interest. For a Floating Rate Note or Indexed Note we may also specify a maximum and a minimum interest rate in the related pricing supplement.

    Instead of issuing a Note as a Fixed Rate Note or a Floating Rate Note, we may also issue a Note that combines fixed and floating rate terms.

    Interest rates on the Notes that we offer may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction. We may offer Notes with similar variable terms but different interest rates, as well as Notes with different variable terms, concurrently to different investors. We may, from time to time, change the interest rates or formulas and other terms of Notes, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted.

    FIXED RATE NOTES

    In the pricing supplement for Fixed Rate Notes we will specify a fixed interest rate payable semi-annually in arrears on the dates specified in the applicable pricing supplement (each an "Interest Payment Date") and the regular record date for Fixed Rate Notes will also be specified in the applicable pricing supplement. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. If the maturity date or an Interest Payment Date for any Fixed Rate Note is not a Business Day, we will pay principal, any premium, and any interest for that Note on the next Business Day, and no interest will accrue from and after the maturity date or Interest Payment Date.

    ORIGINAL ISSUE DISCOUNT NOTES

    We may issue original issue discount Notes (including zero coupon Notes)("OID Notes"), which are Notes issued at a discount from the principal amount payable at the maturity date. An OID Note may not have any periodic interest payments. For OID Notes, interest normally accrues during the life of the Note and is paid at the maturity date or upon earlier redemption. Upon a redemption, repayment or acceleration of the maturity of an OID Note, the amount payable will be determined as set forth under "Description of Notes--Optional Redemption, Repayment and Repurchase" in the related prospectus. Normally this amount is less than the amount payable at the maturity date.

    AMORTIZING NOTES

    We may issue amortizing Notes, which are Fixed Rate Notes for which combined principal and interest payments are made in installments over the life of each Note ("Amortizing Notes"). We apply payments on Amortizing Notes first to interest due and then to reduce the unpaid principal amount. We will include a table setting forth repayment information in the related pricing supplement for an Amortizing Note.

    FLOATING RATE NOTES

    Each Floating Rate Note will have an interest rate basis or formula. We may base that formula on:

    - the CD Rate;

    - the CMT Rate;

    - the Commercial Paper Rate;

    - the Eleventh District Cost of Funds Rate;

    - the Federal Funds Rate;

    - LIBOR;

    - the Prime Rate;

    - the Treasury Rate; or

    - another negotiated interest rate basis or formula.

    In the pricing supplement we also will indicate any spread and/or spread multiplier, which would be applied to the interest rate formula to determine the interest rate. Any Floating Rate Note may have a maximum or minimum interest rate limitation. In addition to any maximum interest rate limitation, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law for general application.

    We will appoint a calculation agent to calculate interest rates on the Floating Rate Notes. Unless we identify a different party in the pricing supplement, the paying agent will be the calculation agent for each Note. In most cases, a Floating Rate Note will have a specified "Interest Reset Date", "Interest Determination Date" and "Calculation Date" associated with it. An Interest Reset Date is the date on which the interest rate on the Note is subject to change. An Interest Determination Date is the date as of which the new interest rate is determined for a particular Interest Reset Date, based on the applicable interest rate basis or formula as of that Interest Determination Date. The Calculation Date is the date by which the calculation agent will determine the new interest rate that became effective on a particular Interest Reset Date based on the applicable interest rate basis or formula on the Interest Determination Date.

    CHANGE OF INTEREST RATE. We may reset the interest rate on each Floating Rate Note daily, weekly, monthly, quarterly, semi-annually, annually or on some other basis that we specify. Unless otherwise specified in the pricing supplement, the Interest Reset Date will be:

    - for Notes with interest that resets daily, each Business Day;

    - for Notes (other than Treasury Rate Notes) with interest that resets weekly, Wednesday of each week;

    - for Treasury Rate Notes with interest that resets weekly, Tuesday of each week;

    - for Notes with interest that resets monthly, the third Wednesday of each month;

    - for Notes with interest that resets quarterly, the third Wednesday of March, June, September and December of each year;

    - for Notes with interest that resets semi-annually, the third Wednesday of each of the two months of each year indicated in the applicable pricing supplement; and

    - for Notes with interest that resets annually, the third Wednesday of the month of each year indicated in the applicable pricing supplement.

    The related pricing supplement will describe the initial interest rate or interest rate formula on each Note. That rate is effective until the following Interest Reset Date. Thereafter, the interest rate will be the rate determined on each Interest Determination Date. Each time a new interest rate is determined, it becomes effective on the subsequent Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date is postponed to the next Business Day, except, in the case of a LIBOR Note, in which case, if the next Business Day is in the next calendar month, the Interest Reset Date is the immediately preceding Business Day.

    DATE INTEREST RATE IS DETERMINED. The Interest Determination Date for all Floating Rate Notes (except LIBOR Notes, Treasury Rate Notes and Eleventh District Cost of Funds Rate Notes) will be the second Business Day before the Interest Reset Date. The Interest Determination Date in the case of LIBOR Notes will be the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Designated LIBOR currency is British pounds sterling, in which case the "Interest Determination Date" will be the applicable Interest Reset Date.

    The Interest Determination Date for Treasury Rate Notes will be the day of the week in which the Interest Reset Date falls on which Treasury bills of the same index maturity are normally auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. Sometimes, the auction is held on the preceding Friday. If an auction is held on the preceding Friday, that day will be the Interest Determination Date relating to the Interest Reset Date occurring in the next week. If an auction date falls on any Interest Reset Date then the Interest Reset Date will instead be the first Business Day immediately following the auction date.

    The Interest Determination Date for an Eleventh District Cost of Funds Rate
Note is the last Business Day of the month immediately preceding the applicable Interest Reset Date in which the Federal Home Loan Bank of San Francisco published the index.

    CALCULATION DATE. Unless we specify a different date in a pricing supplement, the "Calculation Date," relating to an Interest Determination Date will be the earlier of

(1) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day, or

(2) the Business Day immediately preceding the relevant Interest Payment Date or the maturity date, as the case may be.

    Upon the request of the beneficial holder of any Floating Rate Note, the calculation agent will provide the interest rate then in effect and, if different, the interest rate that will become effective on the next Interest Reset Date for the Floating Rate Note.

    PAYMENT OF INTEREST. Unless otherwise specified in the pricing supplement, we will pay installments of interest on Floating Rate Notes as follows (each, an "Interest Payment Date"):

    - for Notes with interest payable monthly, on the third Wednesday of each month;

    - for Notes with interest payable quarterly, on the third Wednesday of March, June, September, and December of each year;

    - for Notes with interest payable semi-annually, on the third Wednesday of each of the two months specified in the applicable pricing supplement; and

    - for Notes with interest payable annually, on the third Wednesday of the month specified in the applicable pricing supplement.

    We will also pay interest at maturity, redemption or repurchase.

    Each interest payment on a Floating Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to, but excluding, the following Interest Payment Date or the maturity date, date of redemption or repurchase as the case may be. We will pay installments of interest on Floating Rate Notes beginning on the first Interest Payment Date after its issue date to holders of record on the corresponding Regular Record Date. Unless we otherwise specify in the applicable pricing supplement, the Regular Record Date for a Floating Rate Note will be on the 15(th) day (whether or not a Business Day) next preceding the Interest Payment Date. If an Interest Payment Date is not a Business Day, we will postpone payment until the next Business Day. In the case of LIBOR Notes, such Interest Payment Date will be the preceding Business Day if the next Business Day is in the next calendar month. If the maturity date, date of redemption or repurchase of any Floating Rate Note is not a Business Day, principal, if applicable, premium, if any, and interest for that Note will be paid on the next Business Day, and no interest will accrue from and after the maturity date, date of redemption or repurchase.

    We will calculate accrued interest on a Floating Rate Note by multiplying the principal amount of a Note by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate in effect on that day by
(1) the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes, or (2) 360, in the case of other Floating Rate Notes. All percentages resulting from any calculation are rounded to the nearest one hundredth of a percentage point, with five one-thousanths of a percentage point rounded upward. For example, 9.875% (or .09875) will be rounded to 9.88% (or
 .0988). Dollar amounts used in the calculation are rounded to the nearest cent (with one-half cent being rounded upward).

    CALCULATION OF INTEREST. In this section, we explain how we will calculate the interest rate basis on different types of Floating Rate Notes.

    CD RATE NOTES

    The "CD Rate" for any Interest Determination Date is the rate on that date for negotiable certificates of deposit having the Index Maturity described in the related pricing supplement, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading "CDs (secondary market)". The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related interest rate basis or formulae will be calculated.

    The calculation agent will observe the following procedures if the CD Rate cannot be determined as described above:

    - If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the CD Rate will be the rate on that Interest Determination Date for negotiable certificates of deposit of the Index Maturity described in the pricing supplement as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "CDs (secondary market)".

    - If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the CD Rate to be the average of the secondary market offered rates as of 10:00 A.M., New York City time, on that Interest Determination Date, quoted by three leading non-bank dealers of negotiable U.S. dollar certificates of deposit in New York City for negotiable certificates of deposit in a denomination of $5,000,000 of major United States money-center banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity described in the pricing supplement. The calculation agent will select the three dealers referred to above.

    - If fewer than three dealers are quoting as mentioned above, the CD Rate will remain the CD Rate then in effect on that Interest Determination Date.

    "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.

    "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/ h15/update, or any successor site or publication.

    COMMERCIAL PAPER RATE NOTES

    The "Commercial Paper Rate" for any Interest Determination Date is the Money Market Yield of the rate on that date for commercial paper having the Index Maturity described in the related pricing supplement, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading "Commercial Paper--Nonfinancial".

    The calculation agent will observe the following procedures if the Commercial Paper Rate cannot be determined as described above:

    - If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity described in the pricing supplement, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Commercial Paper-- Nonfinancial".

    - If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of U.S. dollar commercial paper in New York City as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the Index Maturity described in the pricing supplement placed for an industrial issuer whose bond rating is "Aa", or the equivalent, from a nationally recognized securities rating organization. The calculation agent will select the three dealers referred to above.

    - If fewer than three dealers are quoting as mentioned above, the Commercial Paper Rate will remain the Commercial Paper Rate then in effect on that Interest Determination Date.

    "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield =      D X 360      X 100
                       --------------
                       360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the reset period for which interest is being calculated.

    LIBOR NOTES

    On each Interest Determination Date, the calculation agent will determine LIBOR as follows:

    - If the pricing supplement specifies "LIBOR Telerate", LIBOR on any Interest Determination Date will be the rate for deposits in the LIBOR Currency having the Index Maturity described in the related pricing supplement on the applicable Interest Reset Date, as such rate appears on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date.

    - If the pricing supplement specifies "LIBOR Reuters", LIBOR on any Interest Determination Date will be the average of the offered rates for deposits in the LIBOR Currency having the Index Maturity described in the related pricing supplement on the applicable Interest Reset Date, as such rates appear on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date, if at least two such offered rates appear on the Designated LIBOR Page.

    - If the pricing supplement does not specify "LIBOR Telerate" or "LIBOR Reuters," the LIBOR Rate will be LIBOR Telerate. In addition, if the Designated LIBOR Page by its terms provides only for a single rate, that single rate will be used regardless of the foregoing provisions requiring more than one rate.

    On any Interest Determination Date on which fewer than the required number of applicable rates appear or no rate appears on the applicable Designated LIBOR Page, the calculation agent will determine LIBOR as follows:

    - LIBOR will be determined on the basis of the offered rates at which deposits in the LIBOR Currency having the Index Maturity described in the related pricing supplement on the Interest Determination Date and in a principal amount that is representative of a single transaction in that market at that time are offered by four major banks in the London interbank market at approximately 11:00 A.M., London time, on the Interest Determination Date to prime banks in the London interbank market. The calculation agent will select the four banks and request the principal London office of each of those banks to provide a quotation of its rate for deposits in the LIBOR Currency. If at least two quotations are provided, LIBOR for that Interest Determination Date will be the average of those quotations.

    - If fewer than two quotations are provided as mentioned above, LIBOR will be the average of the rates quoted by three major banks in the Principal Financial Center selected by the calculation agent at approximately 11:00 A.M. in the Principal Financial Center, on the Interest Determination Date for loans to leading Europeans banks in the LIBOR Currency having the Index Maturity designated in the pricing supplement and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time. The calculation agent will select the three banks referred to above.

    - If fewer than three banks selected by the calculation agent are quoting as mentioned above, LIBOR will remain LIBOR then in effect on that Interest Determination Date.

    "LIBOR Currency" means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no such currency is specified in the applicable pricing supplement, United States dollars.

    "Designated LIBOR Page" means:

    - if the pricing supplement specifies "LIBOR Reuters", the display on the Reuters Monitor Money Rates Service (or any successor service) on the page specified in such pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency; or

    - if the pricing supplement specifies "LIBOR Telerate" or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method of calculating LIBOR, the display on Bridge Telerate, Inc. (or any successor service, "Telerate") on the page specified in such pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency.

    FEDERAL FUNDS RATE NOTES

    The "Federal Funds Rate" for any Interest Determination Date is the rate on that date for Federal Funds, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading "Federal Funds (Effective)", as such rate is displayed on Telerate on page 120 (or any other page as may replace such page on such service) ("Telerate Page 120").

    The calculation agent will follow the following procedures if the Federal Funds Rate cannot be determined as described above:

    - If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Federal Funds Rate will be the rate on that Interest Determination Date, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Federal Funds (Effective)".

    - If that rate does not appear on Telerate Page 120 or is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the Funds Rate to be the average of the rates for the last transaction in overnight Federal Funds quoted by three leading brokers of Federal Funds transactions in New York City as of 9:00 A.M., New York City time, on that Interest Determination Date. The calculation agent will select the three brokers referred to above.

    - If fewer than three brokers are quoting as mentioned above, the Federal Funds Rate will be the Federal Funds Rate then in effect on that Interest Determination Date.

    PRIME RATE NOTES

    The "Prime Rate" for any Interest Determination Date is the prime rate or base lending rate on that date, as published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading "Bank Prime Loan" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Bank Prime Loan."

    The calculation agent will follow the following procedures if the Prime Rate cannot be determined as described above:

    - If the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters screen designated as "US Prime 1" as that bank's prime rate or base lending rate as in effect for that Interest Determination Date.

    - If at least one rate but fewer than four rates appear on "US Prime 1" on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by three major money center banks in the City of New York selected by the calculation agent.

    - If fewer than three banks are quoting as mentioned above, the Prime Rate will remain the Prime Rate then in effect on the Interest Determination Date.

    TREASURY RATE NOTES

    The "Treasury Rate" for any Interest Determination Date is the rate set at the auction of direct obligations of the United States ("Treasury bills") having the Index Maturity described in the related pricing supplement under the caption "INVESTMENT RATE" on the display on Telerate on page 56 (or any other page as may replace such page on such service) ("Telerate Page 56") or page 57 (or any other page as may replace such page on such service) ("Telerate Page 57") by 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date.

    The calculation agent will follow the following procedures if the Treasury Rate cannot be determined as described above:

    - If the rate is not so published by 3:00 P.M., New York City time, on the Calculation Date, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of such Treasury bills as published in H.15 Daily Update, or such recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government Securities Treasury Bills/Auction High."

    - If the rate is not so published by 3:00 P.M., New York City time, on the Calculation Date, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of such Treasury bills as otherwise announced by the United States Department of Treasury.

    - If the results of the most recent auction of Treasury bills having the Index Maturity described in the pricing supplement are not published or announced as described above by 3:00 P.M., New York City time, on the Calculation Date, or if no auction is held on the Interest Determination Date, then the Treasury Rate will be the Bond Equivalent Yield on such Interest Determination Date of Treasury bills having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "U.S. Government securities/Treasury bills/ Secondary market" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Interest Determination Date of such Treasury Bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government securities/Treasury bills/Secondary market."

    - If such rate is not published in H.15(519) H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the calculation agent will determine the Treasury Rate to be the Bond Equivalent Yield of the average of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three leading primary U.S. government securities dealers (which may include the Agents or their affiliates) for the issue of Treasury bills with a remaining maturity closest to the Index Maturity described in the related pricing supplement. The calculation agent will select the three dealers referred to above.

    - If fewer than three dealers are quoting as mentioned above, the Treasury Rate will remain the Treasury Rate then in effect on that Interest Determination Date.

    "Bond Equivalent Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

Bond Equivalent Yield =      D X N       X 100
                         --------------
                         360 - (D X M)

where "D" refers to the applicable per annum rate for Treasury bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the applicable Interest Reset Period.

    CMT RATE NOTES

    The "CMT Rate" for any Interest Determination Date is the rate displayed on the Designated CMT Telerate Page by 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the caption "... Treasury Constant Maturities... Federal Reserve Board Release H.15... Mondays Approximately 3:45 P.M.," under the column for the Index Maturity described in the related pricing supplement for:

    (1) if the Designated CMT Telerate Page is 7051, the rate on such Interest Determination Date; or

    (2) if the Designated CMT Telerate Page is 7052, the weekly or monthly average for the week, or the month, specified in the related pricing supplement, ended immediately preceding the week or month in which the related Interest Determination Date occurs.

    The calculation agent will follow the following procedures if the CMT Rate cannot be determined as described above:

    - If the rate is not displayed on the relevant page by 3:00 P.M., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate for the Designated CMT Maturity Index, as published in H.15(519).

    - If that rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate (or other United States Treasury rate) for the Designated CMT Maturity Index for the Interest Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519).

    - If that information is not provided by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the CMT Rate to be a yield to maturity based on the average of the secondary market closing offered rates, as of approximately 3:30 P.M., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in New York City. The calculation agent will select five Reference Dealers and will eliminate the highest quotation (or, in the event of overlap, one of the highest quotations) and the lowest quotation (or, in the event of overlap, one of the lowest quotations), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than the Designated CMT Maturity Index minus one year.

    - If the calculation agent cannot obtain three Treasury Note quotations, the calculation agent will determine the CMT Rate to be a yield to maturity based on the average of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three Reference Dealers in New York City (selected using the same method described above) for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If two Treasury Notes with an original maturity have remaining terms to maturity equally close to the Designated CMT Maturity Index, the calculation agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity.

    - If three or four (but not five) Reference Dealers are quoting as described above, then the CMT Rate will be based on the average of the offered rates obtained and neither the highest nor the lowest of those quotations will be eliminated.

    - If fewer than three Reference Dealers selected by the calculation agent are quoting as described above, the CMT Rate will remain the CMT Rate then in effect on the Interest Determination Date.

    "Designated CMT Telerate Page" means the display on Telerate, on the page specified in the applicable pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519) or, if no such page is specified in the applicable pricing supplement, page 7052.

    "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated or, if no such maturity is specified in the applicable pricing supplement, 2 years.

    ELEVENTH DISTRICT COST OF FUNDS RATE NOTES

    The "Eleventh District Cost of Funds Rate" for any Interest Determination Date is the rate equal to the monthly weighted average cost of funds for the month preceding the Interest Determination Date as displayed on the Telerate Page 7058 by 11:00 A.M., San Francisco time, on the Calculation Date for that Interest Determination Date under the caption "11(th) District."

    The calculation agent will use the following procedures if the Eleventh District Cost of Funds Rate cannot be determined as described above:

    - If the rate is not displayed on the relevant page by 11:00 A.M., San Francisco time, on the Calculation Date, then the Eleventh District Cost of Funds Rate will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District, as announced by the Federal Home Loan Bank of San Francisco, for the month immediately preceding the Interest Determination Date.

    - If no announcement was made relating to the month preceding the Interest Determination Date, the Eleventh District Cost of Funds Rate will remain the Eleventh District Cost of Funds Rate then in effect on the Interest Determination Date.

    INDEXED NOTES

    We may issue Notes for which the amount of interest or principal that you will receive will not be known on your date of purchase. We will specify the formulae for computing interest or principal payments for these types of Notes, which we call "Indexed Notes", by reference to securities, financial or non-financial indices, currencies, commodities, interest rates, or composites or baskets of any or all of the above. Examples of indexed items that we may use include a published stock index, the common stock price of a publicly traded company, the value of the U.S. dollar versus another currency such as the Japanese Yen, or the price in a particular market of a barrel of West Texas intermediate crude oil.

    If you purchase an Indexed Note, you may receive a principal amount at maturity that is greater than or less than the Note's face amount, and an interest rate that is greater than or less than the interest rate that you would have earned if you had instead purchased a conventional debt security issued by us at the same time with the same maturity. The amount of interest and principal that you will receive will depend on the structure of the Indexed Note and the level of the specified indexed item throughout the term of the Indexed Note and at maturity. Specific information pertaining to the method of determining the interest payments and the principal amount will be described in the applicable pricing supplement, which may include additional risk factors unique to the Indexed Note, certain historical information for the specified indexed item and certain additional United States federal tax considerations.

RENEWABLE NOTES

    We may issue renewable notes ("Renewable Notes") which are Notes that will automatically renew at their maturity date unless the holder of the Renewable Note elects to terminate the automatic extension feature by giving notice in the manner described in the related pricing supplement.

    If you purchase Renewable Notes, you must give notice of termination at least 15 but not more than 30 days prior to the Renewal Date. You may terminate the automatic extension for less than all of your Renewable Notes only if the terms of the Note specifically permit partial termination. An election to terminate the automatic extension of any portion of the Renewable Note is not revocable and will be binding on you. If you elect to terminate the automatic extension of the maturity of the Note, you will become entitled to the principal and interest accrued up to the Renewal Date. The related pricing supplement will identify a final maturity date beyond which you cannot renew the maturity date.

    If a Renewable Note is represented by a Global Security, DTC or its nominee will be the holder of the Renewable Note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a Renewable Note. In order to ensure that DTC or its nominee will exercise a right to terminate the automatic extension provisions of a particular Renwable Note, the beneficial owner of the Renewable Note must instruct the broker or other DTC participant through which it holds an interest in the Renewable Note to notify DTC of its desire to terminate the automatic extension of the Renewable Note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Renewable Note to ascertain the cut-off time by which an instruction must be given for delivery of timely notice to DTC or its nominee.

EXTENDIBLE NOTES

    We may issue Notes whose stated maturity date may be extended at our option (an "Extendible Note") for one or more whole year periods (each an "Extension Period"), up to but not beyond a final maturity date described in the related pricing supplement (not to exceed 30 years from the date of issue).

    We may exercise our option to extend the Extendible Note by notifying the trustee (or any duly appointed paying agent) at least 45 but not more than 60 days prior to the then effective maturity date. If we elect to extend the Extendible Note, the Trustee (or paying agent) will mail (at least 40 days prior to the initial maturity date) to the registered holder of the Extendible Note a notice ("Extension Notice") informing the holder of our election, the new maturity date and any updated terms. Upon the mailing of the Extension Notice, the maturity of such Note will be extended automatically as set forth in the Extension Notice.

    However, we may, not later than 20 days prior to the maturity date of an Extendible Note (or, if such date is not a Business Day, on the immediately succeeding Business Day), at our option, establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the trustee (or paying agent) to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier to the holder of the Extendible Note. The notice will be irrevocable.

    If we elect to extend the maturity of an Extendible Note, the holder of the Note will have the option to instead elect repayment of the Note by us on the then effective maturity date. In order for an Extendible Note to be so repaid on such maturity date, we must receive, at least 15 days but not more than 30 days prior to the maturity date:

1) the Extendible Note with the form "Option to Elect Repayment" on the reverse of the Extendible Note duly completed; or

2) a facsimile transmission, telex or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States setting forth the name of the holder of the Extendible Note, the principal amount of the Extendible Note, the principal amount of the Extendible Note to be repaid, the certificate number or a description of the tenor and terms of the Extendible Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Extendible Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Extendible Note, will be received by the trustee (or paying agent) not later than the fifth Business Day after the date of the facsimile transmission, telex or letter; PROVIDED, HOWEVER, that the facsimile transmission, telex or letter will only be effective if the trustee or paying agent receives the Extendible Note and form duly completed by that fifth Business Day. A holder of an Extendible Note may exercise this option for less than the aggregate principal amount of the Extendible Note then outstanding if the principal amount of the Extendible Note remaining outstanding after repayment is an authorized denomination.

    If an Extendible Note is represented by a global security, DTC or its nominee will be the holder of that Extendible Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that DTC or its nominee will timely exercise a right to repayment with respect to a particular Extendible Note, the beneficial owner of that Extendible Note must instruct the broker or other participant through which it holds an interest in the Extendible Note to notify DTC of its desire to exercise a right of repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in an Extendible Note to determine the cut-off time by which an instruction must be given for timely notice to be delivered to DTC or its nominee.

WARRANTS

    We may issue Notes paired with warrants. In that case, the related prospectus supplement will include a description of those warrants.

OPTIONAL REDEMPTION, REPAYMENT AND REPURCHASE

    We will indicate in the pricing supplement for a Note whether we will have the option to redeem the Note before the stated maturity and the price or prices at which, and date or dates on which we may redeem the Note. If we are allowed to redeem a Note, we may exercise the option by notifying the trustee at least 45 days prior to the redemption date. At least 30 but not more than 60 days before the redemption date, the trustee will mail notice or cause the paying agent to mail notice of redemption to the holders. If we partially redeem a Note, we will issue a new Note or Notes for the unredeemed portion.

    The pricing supplement relating to a Note will also indicate whether you will have the option to elect repayment by us prior to the stated maturity, and the price and the date or dates on which repayment may occur.

    For a Note to be repaid at your option, the paying agent must receive, at least 30 but not more than 60 days prior to an optional repayment date, such Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed. You may also send the paying agent a facsimile or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States describing the particulars of the payment, including a guarantee that the Note and the form entitled "Option to Elect Repayment" will be received by the paying agent no later than five Business Days after such facsimile or letter. If you present a Note for repayment, such act will be irrevocable. You may exercise the repayment option for less than the entire principal of the Note, provided the remaining principal outstanding is an authorized denomination. If you elect partial repayment, your Note will be cancelled, and we will issue a new Note or Notes for the remaining amount.

    If a Note is represented by a global security, DTC or its nominee will be the holder of that global security and therefore will be the only entity that can exercise a right of repayment. If you are a beneficial owner of a global security and you want to exercise your right of repayment, you must instruct your broker or other participant through which you hold an interest in a Note to notify DTC. You should consult your broker or such participant to discuss the appropriate cut-off times and any other requirements for giving this instruction. The giving of any such instruction will be irrevocable.

    If a Note is an Original Issue Discount Note (other than an Indexed Note), the amount payable in the event of redemption or repayment prior to its stated maturity will be the amortized face amount on the redemption or repayment date, as the case may be. The amortized face amount of an Original Issue Discount Note will be equal to (a) the issue price plus (b) that portion of the difference between the issue price and the principal amount of the Note that has accrued at the yield to maturity described in the applicable pricing supplement (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption or repayment date. However, in no case will the amortized face amount of an Original Issue Discount Note exceed its principal amount.

    We may at any time purchase Notes at any price in the open market or otherwise. We may hold, resell or surrender for cancellation any Notes that we purchase.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

    Unless we indicate otherwise in the applicable pricing supplement, we will denominate the Notes in U.S. dollars. We will make principal and interest payments on the Notes in U.S. dollars and you must pay the purchase price of the Notes in immediately available funds. If any of the Notes ("Foreign Currency Notes") are to be denominated or payable in a currency or basket of currencies other than U.S. dollars (a "specified currency"), the following provisions will apply in addition to, and to the extent inconsistent therewith will replace, the description of general terms and provisions of Notes set forth in the accompanying prospectus and elsewhere in this prospectus supplement.

    A pricing supplement with respect to any Foreign Currency Note (which may include information with respect to applicable current foreign exchange controls) is a part of this prospectus and prospectus supplement. Any information we furnish you concerning exchange rates is furnished as a matter of information only and you should not regard it as indicative of the range of, or trends in fluctuations in, currency exchange rates that may occur in the future.

    We may offer Foreign Currency Notes denominated and/or payable in a specified currency or specified currencies. Unless we indicate otherwise in the applicable pricing supplement, you are required to pay for Foreign Currency Notes in the specified currency. At the present time, there are limited facilities in the United States for conversion of U.S. dollars into specified currencies and vice versa, and banks may elect not to offer non-U.S. dollar checking or savings account facilities in the United States. However, at your request on or prior to the third Business Day preceding the date of delivery of the Foreign Currency Notes, or by such other day as determined by the Agent who presents such offer to purchase Foreign Currency Notes to us, such Agent may be prepared to arrange for the conversion of U.S. dollars into the applicable specified currency set forth in the applicable pricing supplement to enable you to pay for the Foreign Currency Notes. Each such conversion will be made by the Agent or Agents on such terms and subject to such conditions, limitations and charges as the Agent may from time to time establish in accordance with their regular foreign exchange practices. If you purchase Foreign Currency Notes, you will pay all costs of exchange.

    The applicable pricing supplement will set forth information about the specified currency in which a particular Foreign Currency Note is denominated and/or payable, including historical exchange rates and a description of the currency and any exchange controls, and, in the case of a basket of currencies, will include a description of such basket and a description of provisions for payment in the event such currency basket is no longer used for the purposes for which it was established.

PAYMENT OF PRINCIPAL AND INTEREST

    We will pay the principal and any interest on Foreign Currency Notes as specified below.

    Currently, banks do not generally offer non-U.S. dollar denominated account facilities in their offices in the United States, although they are permitted to do so. Accordingly, if you are a holder of Foreign Currency Notes you will be paid in U.S. dollars converted from the specified currency unless you elect to be paid in the specified currency or unless the applicable pricing supplement provides otherwise.

    If you hold a Foreign Currency Note we will base any U.S. dollar amount that you are owed on the highest bid quotation in The City of New York received by our agent specified in the applicable pricing supplement (the "Exchange Rate Agent") at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by us for the purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on such payment date in the aggregate amount of the specified currency payable to all holders of Foreign Currency Notes scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If three such bid quotations are not available, we will make payments in the specified currency. All currency exchange costs will be borne by the holders of the Foreign Currency Note by deductions from such payments.

    Unless we indicate otherwise in the applicable pricing supplement, as a holder of Foreign Currency Notes you may elect to receive payment of the principal of and interest on the Foreign Currency Notes in the specified currency by transmitting a written request for such payment to the corporate trust office of the trustee in The City of New York on or prior to the Regular Record Date or at least fifteen calendar days prior to Maturity, as the case maybe. You may make this request in writing (mailed or hand delivered) or sent by facsimile transmission. As a holder of a Foreign Currency Note you may elect to receive payment in the specified currency for all principal and interest payments and need not file a separate election for each payment. Your election will remain in effect until revoked by written notice to the trustee, but written notice of any such revocation must be received by the trustee on or prior to the Regular Record Date or at least fifteen calendar days prior to the maturity date, as the case may be. If your Foreign Currency Notes are held in the name of a broker or nominee, you should contact your broker or nominee to determine whether and how you may elect to receive payments in the specified currency.

    If a Foreign Currency Note is represented by a global security, DTC or its nominee will be the holder of the Foreign Currency Note and will be entitled to all payments on the Foreign Currency Note. Although DTC can hold Foreign Currency Notes denominated in foreign currencies, all payments to DTC will be made in U.S. dollars. Accordingly, a beneficial owner of the related global security who elects to receive payments of principal, premium, if any, and/or interest, if any, in the specified currency must notify the participant through which it owns its interest on or prior to the applicable Record Date or at least fifteen calendar days prior to the maturity, as the case may be, of such beneficial owner's election. The participant must notify DTC of such election on or prior to the third Business Day after such Record Date or at least twelve calendar days prior to the maturity, as the case may be, and DTC will notify the trustee of such election on or prior to the fifth Business Day after such Record Date or at least ten calendar days prior to the maturity, as the case may be. If the participant receives complete instructions from the beneficial owner and such instructions are timely forwarded by the participant to DTC, and by DTC to the trustee, on or prior to such dates, then the beneficial owner should receive payments in the specified currency. See "Description of Debt Securities--Book-Entry Debt Securities."

    We will pay principal and interest on Foreign Currency Notes to be paid in U.S. dollars in the manner specified in the accompanying prospectus and this prospectus supplement with respect to Notes denominated in U.S. dollars. See "Description of the Notes--General". We will pay interest on Foreign Currency Notes in the specified currency by check mailed on the relevant Interest Payment Date to the persons entitled thereto to the address of such holders as they appear in the security register or, at our option by wire transfer to a bank account maintained by the holder in the country of the specified currency. The principal of Foreign Currency Notes, together with interest accrued and unpaid thereon, due at maturity will be paid in immediately available funds upon surrender of such Foreign Currency Notes at the corporate trust office of the Trustee in The City of New York, or, at our option, by wire transfer to such bank account.

PAYMENT CURRENCY

    If a specified currency is not available for the payment of principal, any premium or any interest with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligations to holders of Foreign Currency Notes by making such payment in U.S. dollars on the basis of the noon buying rate in The City of New York for cable transfers of the specified currency as certified for customs purposes (or, if not so certified as otherwise determined) by the Federal Reserve Bank of New York (the "Market

Exchange Rate") as computed by the Exchange Rate Agent on the second Business Day prior to such payment or, if not then available, on the basis of the most recently available Market Exchange Rate or as otherwise indicated in the applicable pricing supplement. Any payment made under such circumstances in U.S. dollars where the required payment is in a specified currency will not constitute a default under the indenture with respect to the Notes. All determinations referred to above made by the Exchange Rate Agent will be at its sole discretion and will, in the absence of clear error, be conclusive for all purposes and binding on the holders of the Foreign Currency Notes.

    AS INDICATED ABOVE, IF YOU INVEST IN FOREIGN CURRENCY NOTES OR CURRENCY INDEXED NOTES YOUR INVESTMENT WILL BE SUBJECT TO SUBSTANTIAL RISKS, THE EXTENT AND NATURE OF WHICH CHANGE CONTINUOUSLY. AS WITH ANY INVESTMENT THAT YOU MAKE IN A SECURITY, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED IN AN INVESTMENT IN FOREIGN CURRENCY NOTES OR CURRENCY INDEXED NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR YOU IF YOU ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY MATTERS.

                             UNITED STATES TAXATION

    In the opinion of Ivins, Phillips & Barker, Chartered, our special tax counsel, the following summary accurately describes the material United States federal income tax consequences of the purchase, ownership, and disposition of a Note, subject to the limitations stated below. Such opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect, or to different interpretations. This summary provides general information only and does not address all of the federal income tax consequences that may be applicable to a holder of a Note. It does not address all of the tax consequences that may be relevant to certain types of holders subject to special treatment under the federal income tax law, such as individual retirement and other tax-deferred accounts, dealers in securities or currencies, life insurance companies, tax-exempt organizations, persons holding Notes as a hedge or hedged against currency risk, as a position in a straddle for tax purposes, as part of a "synthetic security" or other integrated investment comprised of a Note and one or more other investments or United States persons (as defined below) whose functional currency is other than the U.S. dollar. It also does not discuss the tax consequences to subsequent purchasers of Notes and is limited to investors who hold Notes as a capital asset. The federal income tax consequences of purchasing, holding or disposing of a particular Note will depend, in part, on the particular terms of such Note as set forth in the applicable pricing supplement. The federal income tax consequences of purchasing, holding or disposing of certain Floating Rate Notes, Foreign Currency Notes (other than Single Foreign Currency Notes, as defined below), Amortizing Notes, Floating Rate/Fixed Rate Notes, Indexed Notes, Renewable Notes and exchangeable or convertible Debt Securities will be set out in the applicable pricing supplement. Persons considering the purchase of Notes and making any election under the Code or the Treasury Regulations with respect to such Notes should consult their own tax advisors concerning the application of the United States federal income tax law to their particular situations as well as any tax consequences arising under the law of any state, local or foreign tax jurisdiction, subject to the limitations stated below.

    "Single Foreign Currency Note" shall mean a Note on which all payments a holder is entitled to receive are denominated in or determined by reference to the value of a single Foreign Currency. "Foreign Currency" shall mean a currency or currency unit, other than a hyperinflationary currency or the U.S. dollar.

UNITED STATES PERSONS

    For purposes of the following discussion, "United States person" means (1) an individual who is a citizen or resident of the United States, (2) an estate subject to United States federal income taxation without regard to the source of its income, (3) a corporation, partnership or other business entity created or organized in or under the laws of the United States or any state or the District of Columbia, unless, in the case of a partnership, the Internal Revenue Service (the "Service") provides otherwise by regulations, or (4) a trust if both (A) a court within the United States is able to exercise primary supervision over the administration of the trust, and (B) one or more United States persons have the authority to control all substantial decisions of the trust. The following discussion pertains only to a holder of a Note who is a beneficial owner of such Note and who is a United States person.

PAYMENTS OF INTEREST ON NOTES THAT ARE NOT DISCOUNT NOTES

    Except as discussed below under "Discount Notes" and "Short-Term Notes", payments of interest on a Note will be taxable to a holder as ordinary interest income at the time it is accrued or received in accordance with the holder's method of tax accounting. If the payment is denominated in or determined with reference to a single Foreign Currency, the amount required to be included in income by a cash basis holder will be the U.S. dollar value of the amount paid (determined on the basis of the "spot rate" on the date such payment is received) regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss will be recognized with respect to the receipt of such payment.

    Except in the case of a Spot Rate Convention Election (as defined below), a holder of a Single Foreign Currency Note who uses the accrual method of accounting or is otherwise required to accrue interest income prior to receipt will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest has accrued. The average rate of exchange for an interest accrual period (or partial period) is the simple average of the spot exchange rates for each business day of such period (or such other average that is reasonably derived and consistently applied by the holder). Upon receipt of an interest payment, such holder will recognize ordinary gain or loss in an amount equal to the difference between the U.S. dollar value of the Foreign Currency received (determined on the basis of the "spot rate" on the date such payment is received) or, in the case of interest received in U.S. dollars rather than in Foreign Currency, the amount so received and the U.S. dollar value of the interest income that such holder has previously included in income with respect to such payment. Any such gain or loss generally will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the Service.

    A holder may elect (a "Spot Rate Convention Election") to translate accrued interest into U.S. dollars at the "spot rate" on the last day of an accrual period for the interest, or, in the case of an accrual period that spans two taxable years, at the "spot rate" on the last day of the taxable year. Additionally, if a payment of interest is received within five business days of the last day of the accrual period, an electing holder may instead translate such accrued interest into U.S. dollars at the "spot rate" on the day of receipt. Any such election will apply to all debt instruments held by the United States person at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States person and cannot be revoked without the consent of the Service.

    For purposes of this discussion, the "spot rate" generally means a rate that reflects a fair market rate of exchange available to the public for currency under a "spot contract" in a free market and involving representative amounts. A "spot contract" is a contract to buy or sell a currency on or before two business days following the date of the execution of the contract. If such a spot rate cannot be demonstrated, the Service has the authority to determine the spot rate from a source of exchange rate information reflecting actual transactions conducted in a free market.

PURCHASE, SALE, EXCHANGE OR RETIREMENT OF NOTES

    A holder's tax basis in a Note generally will be the U.S. dollar cost of the Note to such holder (which in the case of a Note purchased with Foreign Currency will be determined by translating the purchase price at the spot rate on the date of purchase), increased by any original issue discount, market discount or acquisition discount (all as defined below) previously included in the holder's gross income (as described below), and reduced by any amortized premium (as described below) and any principal payments and payments of stated interest that are not payments of qualified stated interest (as defined below).

    Upon the sale, exchange or retirement of a Note, a holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (or the U.S. dollar value at the spot rate on the date of the sale, exchange or retirement of the amount realized in Foreign Currency), except to the extent such amount is attributable to accrued interest, and the holder's tax basis in the Note. Except with respect to (1) gains or losses attributable to changes in exchange rates (as described in the next paragraph), (2) gain attributable to market discount (as described below) and
(3) gain on the disposition of a Short-Term Note (as described below), gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss, if, at the time of the sale, exchange or retirement, the Note was held for more than one year. Under current law, long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income.

    Gain or loss recognized by a holder on the sale, exchange or retirement of a Single Foreign Currency Note that is attributable to changes in exchange rates will be treated as ordinary income or loss and generally will not be treated as interest income or expense except to the extent provided by administrative pronouncements of the Service. Gain or loss attributable to changes in exchange rates is recognized on the sale, exchange or retirement of a Single Foreign Currency Note only to the extent of the total gain or loss recognized on such sale, exchange or retirement.

EXCHANGE OF FOREIGN CURRENCY

    A holder's tax basis in Foreign Currency purchased by the holder generally will be the U.S. dollar value thereof at the spot rate on the date such Foreign Currency is purchased. A holder's tax basis in Foreign Currency received as interest on, or on the sale, exchange or retirement of, a Single Foreign Currency Note will be the U.S. dollar value thereof at the spot rate at the time such Foreign Currency is received. The amount of gain or loss recognized by a holder on a sale, exchange or other disposition of Foreign Currency will be equal to the difference between (1) the amount of U.S. dollars, the U.S. dollar value at the spot rate of the Foreign Currency, or the fair market value in U.S. dollars of the property received by the holder in the sale, exchange or other disposition, and (2) the holder's tax basis in the Foreign Currency.

    Accordingly, a holder that purchases a Note with Foreign Currency will recognize gain or loss in an amount equal to the difference, if any, between such holder's tax basis in the Foreign Currency and the U.S. dollar value at the spot rate of the Foreign Currency on the date of purchase. Generally, any such gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the Service.

SUBSEQUENT INTEREST PERIODS AND EXTENSION OF MATURITY

    If so specified in the pricing supplement relating to a Note, we may have the option (1) to reset the interest rate, in the case of a Fixed Rate Note, or to reset the Spread, the Spread Multiplier or other formula by which the interest rate basis is adjusted, in the case of a Floating Rate Note, and/or (2) to extend the Maturity of such Note. See "Description of Notes--Interest and Interest Rates" and "Description of Notes--Extendible Notes". The treatment of a holder of Notes with respect to which such an option has been exercised who does not elect to have us repay such Notes will depend on the terms established for such Notes by us pursuant to the exercise of such option (the "revised terms"). Depending on the particular circumstances, such holder may be treated as having surrendered such Notes for new Notes with the revised terms in either a taxable exchange or a recapitalization qualifying for non-recognition of gain or loss.

DISCOUNT NOTES

    The following summary is a general description of U.S. federal income tax consequences to holders of Notes issued with original issue discount ("Discount Notes") and is based on the provisions of the Code as in effect on the date hereof and on certain Treasury Regulations promulgated thereunder relating to original issue discount (the "OID Regulations").

    For U.S. federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of each Discount Note over its issue price, if such excess is greater than or equal to a DE MINIMIS amount (generally 1/4 of 1% of the Discount Note's stated redemption price at maturity multiplied by the number of complete years to maturity from the issue date). The issue price of an issue of Discount Notes that are issued for cash will be equal to the first price at which a substantial amount of such Notes are sold for money. For this purpose, sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers are ignored. The stated redemption price at maturity of a Discount
Note is the sum of all payments provided by the Discount Note other than payments of "qualified stated interest". Under the OID Regulations, "qualified stated interest" includes stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) or certain variable rates as described below. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Except as described below with respect to Short-Term Notes, a holder of a Discount Note will be required to include original issue discount in taxable income as it accrues before the receipt of cash attributable to such income, regardless of such holder's method of accounting for tax purposes. Special rules for Variable Rate Notes (as defined below under "Variable Rate Notes") are described below under "Variable Rate Notes".

    The amount of original issue discount includible in taxable income by the initial holder of a Discount Note is the sum of the daily portions of original issue discount with respect to such Note for each day during the taxable year on which such holder held such Note ("accrued original issue discount"). Generally, the daily portion of the original issue discount is determined by allocating to each day in any "accrual period" a ratable portion of the original issue discount allocable to such accrual period. Under the OID Regulations, the "accrual periods" for a Discount Note may be selected by each holder, may be of any length, and may vary in length over the term of a Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day or final day of an accrual period. The amount of original issue discount allocable to each accrual period is equal to the excess (if any) of (a) the product of a Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and adjusted for the length of such accrual period) over (b) the amount of qualified stated interest, if any, payable on such Discount Note and allocable to such accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period generally is the sum of the issue price of a Discount Note plus the accrued original issue discount allocable for all prior accrual periods reduced by any prior payment on the Discount Note other than a payment of qualified stated interest. Under these rules, a holder of a

Discount Note generally will have to include in taxable income increasingly greater amounts of original issue discount in successive accrual periods.

    Original issue discount on a Discount Note that is also a Single Foreign Currency Note will be determined for any accrual period in the applicable Foreign Currency and then translated into U.S. dollars in the same manner as interest income accrued by a holder on the accrual basis, including the application of a Spot Rate Convention Election. See "Payments of Interest on Notes that are not Discount Notes". Likewise, upon receipt of payment attributable to original issue discount (whether in connection with a payment of interest or the sale, exchange or retirement of a Discount Note), a holder will recognize exchange gain or loss to the extent of the difference between such holder's basis in the accrued original issue discount (determined in the same manner as for accrued interest) and the U.S. dollar value of such payment (determined by translating any Foreign Currency received at the spot rate on the date of payment). Generally, any such exchange gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in administrative pronouncements of the Service. For this purpose, all payments on a Note will be viewed first as the payment of qualified stated interest (determined under the original issue discount rules), second as payments of previously accrued original issue discount (to the extent thereof), with payments considered made for the earliest accrual periods first, and thereafter as the payment of principal.

    If a holder's tax basis in a Discount Note immediately after purchase exceeds the adjusted issue price of the Discount Note (the amount of such excess is considered "acquisition premium") but is not greater than the stated redemption price at maturity of such Discount Note, the amount includible in income in each taxable year as original issue discount is reduced (but not below zero) by that portion of the excess properly allocable to such year.

    If a holder purchases a Discount Note for an amount in excess of the stated redemption price at maturity, the holder does not include any original issue discount in income and generally may be subject to the "bond premium" rules discussed below. See "Amortizable Bond Premium". If a holder has a tax basis in a Discount Note that is less than the adjusted issue price of such Discount Note, the difference may be subject to the market discount provisions discussed below. See "Market Discount".

    Under the OID Regulations, a holder of a Note may elect to include in gross income all interest that accrues on such Note using the constant yield method. For this purpose, interest includes stated interest, acquisition discount, original issue discount, DE MINIMIS original issue discount, market discount, DE MINIMIS market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules apply to elections made with respect to Notes issued with amortizable bond premium or market discount. Once made with respect to a Note, the election cannot be revoked without the consent of the Service. A holder considering an election under these rules should consult a tax advisor.

MARKET DISCOUNT

    If a holder purchases a Note (other than a Discount Note) for an amount that is less than its stated redemption price at maturity, or purchases a Discount Note for less than its "revised issue price" (as defined under the Code) as of the purchase date, the amount of the difference will be treated as "market discount" unless such difference is less than a specified DE MINIMIS amount. Under the market discount rules of the Code, a holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange or retirement of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Further, a disposition of a Note by gift (and in certain other circumstances) could result in the recognition of market discount income, computed as if such Note had been sold at its then fair market value. In addition, a holder who purchases a Note with market discount may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such Note until the maturity of the Note or its earlier disposition in a taxable transaction.

    Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of a Note, unless the holder elects to accrue market discount under the rules applicable to original issue discount. A holder may elect to include market discount in income currently as it accrues, in which case the rules described above regarding the deferral of interest deductions will not apply.

    With respect to a Single Foreign Currency Note, market discount is determined in the applicable Foreign Currency. In the case of a holder who does not elect current inclusion, accrued market discount is translated into U.S. dollars at the spot rate on the date of disposition. No part of such accrued market discount is treated as exchange gain or loss. In the case of a holder who elects current inclusion, the amount currently includible in income for a taxable year is the U.S. dollar value of the market discount that has accrued during such year, determined by translating such market discount at the average rate of exchange for the period or periods during which it accrued. Such an electing holder will recognize exchange gain or loss with respect to accrued market discount under the same rules as apply to accrued interest on a Single Foreign Currency Note received by a holder on the accrual basis. See "Payments of Interest on Notes that are not Discount Notes".

AMORTIZABLE BOND PREMIUM

    Generally, if a holder's tax basis in a Note held as a capital asset exceeds the stated redemption price at maturity of such Note, such excess may constitute amortizable bond premium that the holder may elect to amortize under the constant interest rate method over the period from his acquisition date to the Note's maturity date. Under certain circumstances, amortizable bond premium maybe determined by reference to an early call date. Special rules apply with respect to Single Foreign Currency Notes.

VARIABLE RATE NOTES

    A "Variable Rate Note" is a Note that: (A) has an issue price that does not exceed the total non-contingent principal payments by more than the lesser of
(1) the product of (x) the total non contingent principal payments, (y) the number of complete years to maturity from the issue date and (z) .015, or (2) 15 percent of the total non contingent principal payments, and (B) does not provide for stated interest other than stated interest compounded or paid at least annually at (1) one or more "qualified floating rates," (2) a single fixed rate and one or more qualified floating rates, (3) a single "objective rate" or (4) a single fixed rate and a single objective rate that is a "qualified inverse floating rate."

    A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate. A "current value" of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than1 year following that first day.

    A variable rate is a "qualified floating rate" if (1) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated or (2) it is equal to the product of such a rate and either (a) a fixed multiple that is greater than .65 but not more than 1.35, or (b) a fixed multiple greater than .65 but not more than 1.35, increased or decreased by a fixed rate. If a Note provides for two or more qualified floating rates that (1) are within 0.25 percent of each other on the issue date or (2) can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the Note or are not reasonably expected to significantly affect the yield on the Note.

    An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. An objective rate is a "qualified inverse floating rate" if (1) the rate is equal to a fixed rate minus a qualified floating rate, and (2) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

    If interest on a Note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period and (1) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Note that do not differ by more than 0.25 percent or (2) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate, the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate. Under these rules, Commercial Paper Rate Notes, LIBOR Notes, Treasury Rate Notes, CD Rate Notes, Federal Funds Rate Notes, Prime Rate Notes, and CMT Rate Notes generally will be treated as Variable Rate Notes.

    In general, if a Variable Rate Note provides for stated interest at a single qualified floating rate or objective rate and the interest is unconditionally payable in cash at least annually, all stated interest on the Note is qualified stated interest and the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Note.

    If a Variable Rate Note does not provide for stated interest at a single qualified floating rate or a single objective rate, or at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals on the Note are generally determined by (1) determining a fixed rate substitute for each variable rate provided under the Variable Rate Note (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the Note),
(2) constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above), (3) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and
(4) making the appropriate adjustments for actual variable rates during the applicable accrual period.

    If a Variable Rate Note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate)replacing the fixed rate must be such that the fair market value of the Variable Rate Note as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

SHORT-TERM NOTES

    In general, an individual or other cash method holder of a Note that matures one year or less from the date of its issuance (a "Short-Term Note") is not required to accrue original issue discount on such Note unless it has elected to do so. Holders who report income for federal income tax purposes under the accrual method, however, and certain other holders, including banks, dealers insecurities and electing holders, are required to accrue original issue discount (unless the holder elects to accrue "acquisition discount" in lieu of original issue discount) on such Note. "Acquisition discount" is the excess of the remaining stated redemption price at maturity of the Short-Term Note over the holder's tax basis in the Short-Term Note at the time of the acquisition. In the case of a holder who is not required and does not elect to accrue original issue discount on a Short-Term Note, any gain realized on the sale, exchange or retirement of such Short-Term Note will be ordinary income to the extent of the original issue discount accrued through the date of sale, exchange or retirement. Such a holder will be required to defer, until such Short-Term Note is sold or otherwise disposed of, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Short-Term Note. Original issue discount or acquisition discount on a Short-Term Note accrues on a straight-line basis unless an election is made to use the constant yield method (based on daily compounding).

    In the case of a Short-Term Note that is also a Single Foreign Currency Note, the amount of original issue discount or acquisition discount subject to current accrual and the amount of any exchange gain or loss on a sale, exchange or retirement are determined under the same rules that apply to accrued interest on a Single Foreign Currency Note held by a holder on the accrual basis. See "Payments of Interest on Notes that are not Discount Notes".

    The market discount rules will not apply to a Short-Term Note having market discount.

NON-UNITED STATES PERSONS

    Subject to the discussion of backup withholding below, payments of principal, premium, if any, and interest (including original issue discount) by us or our agent (in its capacity as such) to any holder who is a beneficial owner of a Note but is not a United States person will not be subject to United States federal withholding tax provided, in the case of premium, if any, and interest (including original issue discount) that (1) such holder does not actually or constructively own 10% of more of the total combined voting power of all classes of our stock entitled to vote, (2) such holder is not a controlled foreign corporation for United States tax purposes that is related to us through stock ownership, (3) such holder is not a bank ineligible for the exemption from withholding by reason of the application of Section 881(c)(3)(A) of the Code,
(4) such holder is not a foreign private foundation, and (5) either (A) the beneficial owner of the Note certifies to us or our agent, under penalties of perjury, that such owner is not a United States person and provides its name and address (which certification can be made on IRS Form W-8 or Form W-8BEN) or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to us or our agent, under penalties of perjury, that the certification described in clause (A) hereof has been received from the beneficial owner by it or by another financial institution acting for the beneficial owner. Recently finalized Treasury Regulations provide alternative methods for satisfying the certification requirement described in clause (5)(A) and (B) above. These Regulations generally will be effective for payments made after December 31, 1999, subject to certain transition rules. These Regulations also would require, in the case of Notes held by a foreign partnership, that (x) the certification described in clause (5)(A) above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships.

    If a holder of a Note who is not a United States person cannot satisfy the requirements of the "portfolio interest" exception described above, payments of interest (including original issue discount) made to such holder generally will be subject to a 30% withholding tax (or such lower rate as may be provided by an applicable income tax treaty between the United States and a foreign country) unless the beneficial owner of the Note provides us or our paying agent, as the case may be, with a properly executed (1) IRS Form 1001 or Form W-8BEN claiming an exemption from withholding under the benefit of a tax treaty or (2) IRS Form 4224 or Form W-8ECI stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Under the recently finalized Treasury regulations, Holders who are not United States persons will generally be required to provide the appropriate IRS Form W-8 in lieu of the IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in certain situations.

    If a holder of a Note who is not a United States person is engaged in a trade or business in the United States and premium, if any, or interest (including original issue discount) on the Note is effectively connected with the conduct of such trade or business, such holder, although exempt from United States withholding tax as discussed in the preceding paragraph (by reason of the delivery of a properly completed IRS Form 4224 or Form W-8ECI), will be subject to United States federal income tax on such premium, if any, and interest (including original issue discount) in the same manner as if it were a United States person. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments.

    Subject to the discussion of "backup" withholding below, any capital gain realized upon the sale, exchange or retirement of a Note by a holder who is not a United States person will not be subject to United States federal income or withholding taxes if (1) such gain is not effectively connected with a United States trade or business of the holder, or (2) in the case of an individual, either (A) such holder is either not present in the United States for 183 days or more in the taxable year of the retirement or disposition or (B) if such holder has a "tax home" (as determined in the Code) in the United States, the gain is not attributable to an office or other fixed place of business maintained by such holder in the United States.

    Notes held by an individual who at the time of death is neither a citizen nor a resident of the United States for United States tax purposes will not be subject to United States federal estate tax, provided (1) that the income from the Notes was not or would not have been effectively connected with a United States trade or business of such individual, (2) that such individual qualified for the exemption from United States federal withholding tax (without regard to the certification requirements) that is described above, and (3) that such individual did not, within the 10-year period ending with the date of death, lose United States citizenship or cease to be a long-term resident of the United States with a principal purpose of avoiding United States federal estate tax.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    The "backup" withholding and information reporting requirements may apply to certain payments of principal, any premium, and any interest (including original issue discount) on a Note and to certain payments of proceeds of the sale or retirement of a Note. We, our agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding at a rate of 31% of such payment if the holder fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, corporations) are not subject to the backup withholding and reporting requirements.

    Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by us or our agent (in its capacity as such) to a holder of a Note who has provided the required certification under penalties of perjury that it is not a United States person as set forth in clause (5) in the first paragraph under "Non-United States Persons" or has otherwise established an exemption (provided that neither we nor our agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied). Recently finalized Treasury Regulations would modify the application of the information reporting requirements and backup withholding tax to holders who are not United States persons for payments made after December 31, 1999. Among other things, these regulations may require such holders to furnish new certifications of their non-U.S. status.

    Any amounts withheld under the backup withholding rules from a payment to a holder may be claimed as a credit against such holder's United States federal income tax liability provided required information is furnished to the Service.

    WE HAVE INCLUDED THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE FOR YOUR GENERAL INFORMATION ONLY AND IT MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

    We are offering the Notes on a continuous basis through Blaylock & Partners, L.P., Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. (the "Agents"). The Agents have agreed to use their best efforts to solicit orders. We have the right to accept orders or reject proposed purchases in whole or in part. The Agents also have the right, using their reasonable discretion, to reject any proposed purchase of the Notes in whole or in part. We might pay an Agent a commission ranging from .125% to 1.125% of the principal amount of Notes with a stated maturity of nine months or more. The exact commission paid will be determined by the stated maturity of the Notes sold. The following table describes the potential proceeds we will receive but does not include expenses payable by us in connection with the offering and sale of the Notes which we currently estimate to be $200,000.

                                                   AGENTS' COMMISSIONS                     PROCEEDS
                            PRICE TO PUBLIC           AND DISCOUNTS                       TO TEXACO
                           ------------------  ----------------------------  ------------------------------------
Per Note.................               100%                .125% to 1.125%                    99.875% to 98.875%
Total....................   $  1,500,000,000   $   1,875,000 to $16,875,000  $    1,498,125,000 to $1,483,125,000

    We may arrange for Notes to be sold through any Agent or may sell Notes directly to investors. If we sell Notes directly to investors, we will not pay any commissions or discounts. We also may sell Notes to any Agent as principal for the Agent's account at a price agreed upon at the time of sale. Such Notes may be resold by the Agent to investors at a fixed public offering price or at prevailing market prices, or at a related price, that the Agent may determine. Unless we specify otherwise in the applicable pricing supplement, if we sell a Note to an Agent as principal, the Agent will purchase such Note at a price equal to 100% of the principal amount minus a discount equal to the commission that we would pay on an agency sale of a Note of identical maturity.

    Agents may sell Notes purchased from us as principal to other dealers for resale, to investors and other purchasers and may provide any portion of the discount received in connection with their purchase from us to such dealers. After the initial public offering of the Notes, the public offering price, the concession and the discount may be changed.

    The Notes will not have an established trading market when issued. Also, we do not intend to list the Notes on any securities exchange. The Agents may make a market in the Notes, but are not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance that a secondary market for any Notes will develop or be maintained.

    The Agents may be deemed to be "underwriters" within the meaning of the Securities Act. We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that they may be required to make in connection with such indemnification.

    Unless we specify otherwise in the applicable pricing supplement, you will be required to pay the purchase price of the Notes in immediately available funds in the specified currency in The City of New York on the date of settlement. See "Description of the Notes--General".

    In connection with an offering of Notes purchased by one or more Agents as principal on a fixed-price basis, such Agent(s) will be permitted to engage in certain transactions that stabilize the price of such Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of such Notes. If the Agent or Agents creates or create, as the case may be, a short position in such Notes (i.e., if it sells or they sell Notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement), such Agent(s) may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of such purchases.

    Neither we nor any of the Agents make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the Agents make any representation that the Agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Debt securities having terms substantially similar to the terms of the Notes (but constituting a separate series of debt securities for purposes of the applicable indenture) may be offered outside the United States by us on a continuing basis, concurrently with offerings of the Notes. We may also sell Notes, other debt securities or warrants to purchase debt securities pursuant to another prospectus supplement to the accompanying prospectus. The aggregate initial offering price of Notes that may be offered by this prospectus supplement and the accompanying prospectus will be reduced by any such sales.

    In the ordinary course of its business, the Agents and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with us and certain of our subsidiaries.

PROSPECTUS

                                  TEXACO INC.
                                      AND
                              TEXACO CAPITAL INC.

                                 $1,500,000,000
                           GUARANTEED DEBT SECURITIES
                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK
                                    WARRANTS

    We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

    Texaco Inc. or Texaco Capital Inc. may offer any of the following securities from time to time:

    - debt securities issued by Texaco Capital Inc. and guaranteed by Texaco
      Inc.;

    - debt securities issued by Texaco Inc.;

    - common stock issued by Texaco Inc.;

    - preferred stock issued by Texaco Inc.;

    - warrants to purchase debt securities, common stock or preferred stock and

    - depositary shares relating to preferred stock.

                            ------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

April 22, 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
About This Prospectus......................................................................................           2
Where You Can Find More Information........................................................................           2
Texaco Inc. ...............................................................................................           3
Selected Financial Data of Texaco..........................................................................           4
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends...           5
Texaco Capital Inc. .......................................................................................           5
Use of Proceeds............................................................................................           5
Plan of Distribution.......................................................................................           5
Description of Debt Securities.............................................................................           6
Description of Texaco Common Stock.........................................................................          11
Description of Texaco Preferred Stock......................................................................          12
Description of the Depositary Shares.......................................................................          14
Description of the Warrants................................................................................          17
Experts....................................................................................................          18
Legal Opinions.............................................................................................          18

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading Where You Can Find More Information.

                      WHERE YOU CAN FIND MORE INFORMATION

    Texaco Inc. files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois, and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at "http://www.sec.gov".

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

TEXACO SEC FILINGS (FILE NO. 1-27)                                                 PERIOD
--------------------------------------------------------  --------------------------------------------------------
Annual Report on Form 10-K..............................  Year ended December 31, 1998.

Current Reports on Form 8-K.............................  Filed January 8, 1999 and January 26, 1999.

    You may request a copy of these filings (other than any exhibits, unless we have specifically incorporated by reference an exhibit in this Prospectus) at no cost, by writing or telephoning us at the following address:

               Texaco Inc.
               2000 Westchester Avenue
               White Plains, New York 10650
               Tel: (914) 253-4000
               Attention: Secretary

    This prospectus is part of a registration statement we filed with the SEC. We have incorporated into this registration statement exhibits that include a form of proposed underwriting agreement and indenture. You should read the exhibits carefully for provisions that may be important to you.

    You should rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

    We are not including any separate financial information for Texaco Capital. Texaco Capital is wholly owned by Texaco Inc. It essentially has no independent operations, and any debt securities it issues will be fully and unconditionally guaranteed by Texaco Inc.

                                  TEXACO INC.

    Texaco Inc. was incorporated in Delaware on August 26, 1926 as The Texas Corporation. Our name was changed in 1941 to The Texas Company and in 1959 to Texaco Inc. We are the successor of a corporation incorporated in Texas in 1902. Our principal executive offices are located at 2000 Westchester Avenue, White Plains, New York 10650; telephone: (914) 253-4000.

    We are a vertically integrated enterprise principally engaged in the worldwide exploration for and production, transportation, refining and marketing of crude oil, natural gas and petroleum products.

                       SELECTED FINANCIAL DATA OF TEXACO

                                                                                    YEAR ENDED DECEMBER 31,
                                                                     -----------------------------------------------------
             (MILLIONS OF DOLLARS, EXCEPT WHERE NOTED)                 1998       1997       1996       1995       1994
-------------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
Revenues from continuing operations................................  $  31,707  $  46,667  $  45,500  $  36,787  $  33,353
Income (loss) before cumulative effect of accounting change
  Continuing operations............................................  $     603  $   2,664  $   2,018  $     728  $     979
  Discontinued operations..........................................         --         --         --         --        (69)
  Cumulative effect of accounting change...........................        (25)        --         --       (121)        --
                                                                     ---------  ---------  ---------  ---------  ---------
  Net income.......................................................  $     578  $   2,664  $   2,018  $     607  $     910
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------
Net income per common share (dollars)
  Basic
  Income (loss) before cumulative effect of accounting change
  Continuing operations............................................  $    1.04  $    4.99  $    3.77  $    1.29  $    1.72
  Discontinued operations..........................................         --         --         --         --       (.14)
  Cumulative effect of accounting change...........................       (.05)        --         --       (.24)        --
                                                                     ---------  ---------  ---------  ---------  ---------
  Net income.......................................................  $     .99  $    4.99  $    3.77  $    1.05  $    1.58
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------
  Diluted
  Income from continuing operations................................  $    1.04  $    4.87  $    3.68  $    1.28  $    1.72
  Net income.......................................................  $     .99  $    4.87  $    3.68  $    1.05  $    1.58

Nonowner changes in equity.........................................  $     572  $   2,601  $   1,863  $     592  $     972
Cash dividends per common share (dollars)..........................  $    1.80  $    1.75  $    1.65  $    1.60  $    1.60
Total cash dividends paid on common stock..........................  $     952  $     918  $     859  $     832  $     830

At end of period:
Total assets.......................................................  $  28,570  $  29,600  $  26,963  $  24,937  $  25,505
Debt and capital lease obligations
  Short-term.......................................................  $     939  $     885  $     465  $     737  $     917
  Long-term........................................................      6,352      5,507      5,125      5,503      5,564
                                                                     ---------  ---------  ---------  ---------  ---------
  Total debt and capital lease obligations.........................  $   7,291  $   6,392  $   5,590  $   6,240  $   6,481
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------

              RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    Our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of the periods indicated are set forth in the table below. The information in the table for 1994 excludes discontinued operations. The information for 1995 and 1998 excludes the cumulative effect of accounting changes. Preferred stock dividend requirements have been adjusted (1) to reflect the pre-tax earnings that would be required to cover:

    - dividends on the Series C Variable Rate Cumulative Preferred Stock, which was redeemed on September 30, 1994,

    - dividends on the Series E Variable Rate Cumulative Preferred Stock, which was exchanged for common stock on November 8, 1994, and

    - dividends on the Market Auction Preferred Shares

and (2) to exclude the interest portion of the Series B and Series F ESOP Convertible Preferred Stock dividends. On February 16, 1999, each share of Series F was converted into 20 shares of common stock, after we called the Series F for redemption.

                                                                                              YEAR ENDED DECEMBER 31,
                                                                                 --------------------------------------------------
                                                                                    1998         1997         1996         1995
                                                                                    -----        -----        -----        -----
Ratio of earnings to fixed charges of Texaco on a total enterprise basis
  (unaudited)..................................................................        2.11         6.04         5.75         2.55
Ratio of earnings to combined fixed charges and preferred stock dividends of
  Texaco on a total enterprise basis (unaudited)...............................        1.99         5.60         5.36         2.40


                                                                                    1994
                                                                                    -----
Ratio of earnings to fixed charges of Texaco on a total enterprise basis
  (unaudited)..................................................................        2.86
Ratio of earnings to combined fixed charges and preferred stock dividends of
  Texaco on a total enterprise basis (unaudited)...............................        2.58

                              TEXACO CAPITAL INC.

    Texaco Capital, a wholly owned subsidiary of Texaco Inc., is a Delaware corporation which was incorporated on June 24, 1983. Its principal executive offices are located at 1013 Centre Road, Wilmington, Delaware 19801; telephone:
(800) 927-9800. Texaco Capital is engaged principally in the business of lending funds borrowed from unrelated persons to Texaco Inc. and its subsidiaries for general corporate purposes.

                                USE OF PROCEEDS

    We will use the net proceeds from the sale of the securities offered by Texaco Inc. for working capital, retirement of debt and other general corporate purposes. Texaco Capital will lend the net proceeds from the sale of any debt securities offered by it to Texaco Inc. or its subsidiaries to be used for similar purposes.

                              PLAN OF DISTRIBUTION

    We may sell the securities in any one or more of the following ways:

    - directly to investors

    - to investors through agents or dealers

    - through underwriting syndicates led by one or more managing underwriters

    - through one or more underwriters acting alone.

    If we use underwriters in the sale, the obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered, if any are purchased. The underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

    We may use agents in the sale of securities. Unless indicated in the prospectus supplement, the agent will be acting on a best efforts basis for the period of its appointment.

    If we use a dealer in the sale of the securities, we will sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices it determines at the time of resale.

    We may also sell the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by a remarketing firm acting as principals for their own accounts or as our agents. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

    We may authorize underwriters, dealers or agents to solicit offers to purchase the securities under a delayed delivery contract providing for payment and delivery at a future date.

    We will identify any underwriters or agents and describe their compensation, including any discounts or commissions, in a prospectus supplement. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions.

    We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers or agents may engage in transactions with, or perform services for, us in the ordinary course of their business.

                         DESCRIPTION OF DEBT SECURITIES

    This prospectus describes the terms and provisions of the debt securities. When Texaco Capital offers to sell a particular series of debt securities, it will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the particular series of debt securities.

    The debt securities will be offered by Texaco Capital and will be fully and unconditionally guaranteed by Texaco Inc. The debt securities will be issued under an indenture, among Texaco Inc., Texaco Capital, and The Chase Manhattan Bank, as Trustee dated as of August 24, 1984, as supplemented and restated by

    - the First Supplemental Indenture dated as of January 31, 1990. We filed a copy of this supplemental indenture as Exhibit 4.1 to Registration Statement No. 33-33303, filed on February 1, 1990,

    - the First Supplement to the First Supplemental Indenture dated as of October 11, 1990. We filed a copy of this supplemental indenture as
      Exhibit 4.1(a) to our Current Report on Form 8-K, dated October 12, 1990 and filed on October 15, 1990, and

    - the Second Supplement to the First Supplemental Indenture, dated as of August 5, 1997. We filed a copy of this supplemental indenture as Exhibit 4.1(b) to our Form 10-Q for the quarterly period ended June 30, 1997, on August 13, 1997.

    We have summarized the material terms of the indenture below. The indenture has been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC. You should read the indenture for the provisions that are important to you.

    Capitalized terms used in the following summary have the meanings specified in the indenture.

PRINCIPAL TERMS OF THE DEBT SECURITIES

    The debt securities will rank equally and ratably with all other unsecured and unsubordinated indebtedness of Texaco Capital. The guaranties will rank equally with all other unsecured and unsubordinated indebtedness of Texaco.

    A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to that series of debt securities. These terms will include some or all of the following:

    - their type and title;

    - their total principal amount and currency or currency unit;

    - the denominations in which they are authorized to be issued;

    - the percentage of their principal amount at which they will be issued;

    - the date on which they will mature;

    - if they bear interest, the interest rate or the method by which the interest rate will be determined;

    - the times at which any interest will be payable or the manner of determining the interest payment dates;

    - any optional or mandatory redemption periods and the redemption or purchase price;

    - any sinking fund requirements;

    - any special United States federal income tax considerations;

    - whether they are to be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for the global securities;

    - any information with respect to book-entry procedures;

    - the manner in which the amount of any payments of principal and interest determined by reference to an index are determined; and

    - any other specific terms not inconsistent with the indenture.

    Under the current terms of the indenture, holders of the debt securities are not protected from Texaco Inc. or Texaco Capital incurring additional indebtedness.

DENOMINATIONS, REGISTRATION, TRANSFER AND PAYMENT

    Texaco Capital will issue the debt securities in registered form without coupons or in the form of one or more global securities, as described below under "Global Securities". We will issue registered securities denominated in U.S. dollars only in denominations of $1,000 or any integral multiple of $1,000. We will issue global securities in a denomination equal to the total principal amount of outstanding debt securities of the series represented by the global security. We will describe the denomination of debt securities denominated in a foreign or composite currency in a prospectus supplement.

    You may present registered securities for registration of transfer at the office of the registrar or at the office of any transfer agent designated by Texaco Capital. Texaco Capital has initially appointed the trustee as registrar.

    Texaco Capital will pay principal and any premium and interest on registered securities at the office of the paying agent designated by Texaco Capital. Texaco Capital may choose to make any interest payment (1) by check mailed to the address of the holder as such address shall appear in the register or (2) by wire transfer to an account maintained by the holder as specified in the register. Texaco Capital will make interest payments to the person in whose name the debt security is registered at the close of business on the day or days specified by Texaco Capital.

    The trustee's principal office in the City of New York will be designated as Texaco Capital's sole paying agent for payments on registered securities.

GUARANTIES

    Texaco Inc. will unconditionally guarantee the payment of the principal, any premium, and any interest on the Texaco Capital debt securities as they become due, whether at maturity or upon redemption, declaration or otherwise.

GLOBAL SECURITIES

    We will deposit global securities with the depositary identified in the prospectus supplement. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of the security.

    After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of persons that have accounts with the depositary ("participants"). The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Only a participant or a person that may hold an interest through a participant may be the beneficial owner of a global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

    We and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names. They also will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities.

    Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. None of Texaco Capital, Texaco Inc., the trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    We expect that the depositary, upon receipt of any payments, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary's records. We also expect that payments by participants to owners of beneficial interest in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of the participants.

    If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by Texaco Capital within ninety days, Texaco Capital will issue registered securities in exchange for the global security. In addition, Texaco Capital may at any time in its sole discretion determine not to have any of the debt securities of a series represented by global securities. In that event, Texaco Capital will issue debt securities of that series in definitive form in exchange for the global securities.

LIMITATIONS ON LIENS

    We have agreed not to, and not to permit any Principal Subsidiary (as defined below), to incur a lien to secure a Long-Term Debt on a Principal Property, any Capital Stock or a Long-Term Debt of a Principal Subsidiary unless:

    (1) the Lien equally and ratably secures the debt securities and the secured Debt;

    (2) the Lien is in existence at the time a corporation merges into or consolidates with Texaco Inc. or a Principal Subsidiary or becomes a Principal Subsidiary;

    (3) the Lien is on a Principal Property at the time Texaco Inc. or a Principal Subsidiary acquires the Principal Property;

    (4) the Lien secures Debt incurred to finance all or some of the purchase price of a Principal Property or a Principal Subsidiary;

    (5) the Lien secures Debt incurred to finance all or some of the costs of Improvements on a Principal Property;

    (6) the Lien secures Debt of a Principal Subsidiary owing to Texaco Inc. or another Principal Subsidiary;

    (7) the Lien extends, renews or replaces in whole or in part a permitted Lien; or

    (8) the secured Debt plus all other Debt secured by Liens on Principal Properties, Capital Stock or Debt of a Principal Subsidiary at the time does not exceed 10% of Texaco Inc.'s Consolidated Net Tangible Assets. However, Debt secured by a permitted Lien is excluded from all other Debt in the determination.

    A Principal Subsidiary is a subsidiary

    (1) substantially all of the assets of which are located, and substantially all of the operations of which are conducted, in the United States,

    (2) which owns a Principal Property, defined as an important oil and gas producing property in or outside of the United States or any important refinery or manufacturing plant located in the United States, and

    (3) in which Texaco Inc.'s direct or indirect net investment exceeds $100 million.

LIMITATIONS ON SALE AND LEASEBACK

    We have agreed not to, and not to permit any Principal Subsidiary to, enter into a Sale-Leaseback Transaction unless:

    (1) the lease has a term of three years or less;

    (2) the lease is between Texaco Inc. and a Principal Subsidiary or between Principal Subsidiaries;

    (3) Texaco Inc. or a Principal Subsidiary could create a Lien on the Principal Property to secure a Debt at least equal in amount to the Attributable Debt for the lease; or

    (4) Texaco Inc. or a Principal Subsidiary within 120 days of the effective date of the Sale-Leaseback Transaction:

       (a) retires Debt of Texaco Inc. or of a Principal Subsidiary at least equal in amount to the fair value of the Principal Property at the time the Principal Property is leased, or

       (b) if the net proceeds of the Sale-Leaseback Transaction equal or exceed the fair value of the Principal Property, applies the net proceeds to fund investment in other Principal Properties, which investments were made within twelve months before or after the transaction.

CONSOLIDATION, MERGER OR SALE

    We may merge into another corporation, or transfer substantially all of our properties and assets to another person without the consent of the holders of any of the debt securities outstanding, if the person assumes by supplemental indenture all of our obligations under the debt securities and the indenture and immediately after the transaction no default exists. If a merger or sale takes place, our obligations would end.

EVENTS OF DEFAULT

    When we use the term "Event of Default" in the indenture, here are examples of what we mean:

    - we fail to pay the principal or any premium on any debt security when due;

    - we fail to deposit any sinking fund payment when due;

    - we fail to pay interest when due on any security for 30 days;

    - we fail to comply with any other covenant in the debt securities and this failure continues for 90 days after we receive written notice of it; or

    - we take certain actions relating to our bankruptcy, insolvency or reorganization.

    The supplemental indenture or the form of security for a particular series of debt securities may include additional Events of Default or changes to the Events of Default described above. You should refer to the prospectus supplement for the Events of Default relating to a particular series of debt securities. A default under our other indebtedness will not be a default under the indenture. A default under one series of debt securities will not necessarily be a default under another series.

    If an Event of Default for debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the debt securities of that series outstanding may require us to immediately repay all of the principal and interest due on the debt securities of that series. The holders of a majority in principal amount of all of the debt securities of that series may rescind this accelerated payment requirement, if the rescission would not conflict with any judgment or decree by a court and if all existing Events of Default have been cured or waived.

    If an Event of Default occurs and is continuing, the trustee may pursue any remedy available to it to collect payment or to enforce the performance of any provision of the debt securities or the indenture.

    The holders of a majority in principal amount of the debt securities may generally waive an existing default and its consequences.

MODIFICATION OF THE INDENTURE

    The indenture may be amended without the consent of any holder of debt securities:

    - to cure any ambiguity, defect or inconsistency;

    - to comply with Article 5 of the indenture to permit a successor to assume our obligations under the indenture;

    - to make any change that does not adversely affect the rights of any holder; or

    - to provide for debt securities of any series to be issued and establish the terms and conditions of those debt securities.

    The indenture may be amended with the written consent of the holders of at least 50.1% in principal amount of the debt securities of the series affected by such amendment. Holders of at least 50.1% in principal amount of the debt securities may waive our compliance with any provision of the indenture or the debt securities by giving notice to the trustee.

    However, no amendment or waiver which

    - reduces the amount of debt securities whose holders must consent to an amendment or waiver;

    - reduces the rate of or extends the time for payment of interest on any debt security;

    - reduces the principal of or extends the fixed maturity of any debt security;

    - waives a default in the payment of the principal or any premium or interest on any debt security; or

    - makes any debt security payable in currency other than that stated in the debt security will be effective against any holder without the holder's consent.

DEFEASANCE AND DISCHARGE

    When we use the term "defeasance," we mean discharge from some or all of Texaco Capital's obligations under the indenture. We may deposit with the trustee sufficient money or government securities to pay principal and any premium and interest on the debt securities to redemption or maturity. If our obligations on all the debt securities of a series are defeased, the trustee, at our request, will release its rights and interests in any security we have issued. We are required to furnish an opinion of recognized independent tax counsel to the effect that the proposed deposit and termination will not have any effect on the holders for Federal income tax purposes. The opinion must be based upon a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

OTHER DEBT SECURITIES

    In addition to the debt securities described above, Texaco Capital may issue subordinated debt securities that rank junior to Texaco Capital's senior debt securities. These securities will be guaranteed on a subordinated basis by Texaco Inc. Texaco Inc. may also issue either senior debt securities or debt securities which rank junior to its senior debt securities. These debt securities will be described in a prospectus supplement and will be issued pursuant to an indenture entered into among Texaco Inc., a trustee and, if applicable, Texaco Capital. The indenture will be filed with the SEC and qualified under the Trust Indenture Act.

                       DESCRIPTION OF TEXACO COMMON STOCK

    Our Certificate of Incorporation authorizes us to issue 700,000,000 shares of common stock, $3.125 par value per share. As of April 7, 1999, there were outstanding 536,183,519 shares of common stock. At our 1999 Annual Meeting, we will ask our stockholders to approve an amendment to our Certificate of Incorporation which will (1) increase the total number of shares of all classes of stock that we can issue from 730,000,000 to 880,000,000, and (2) increase the number of shares of common stock that we can issue from 700,000,000 to 850,000,000.

    Our common stockholders may receive dividends of cash, securities or properties if our Board of Directors declares these dividends. Dividends on our common stock are also subject to the preferred stockholders' rights to receive dividends. In general, our common stockholders are entitled to one vote per share on all matters which require a vote of the common stockholders. If Texaco Inc. voluntarily or involuntarily liquidates, dissolves or winds up its business, the preferred stockholders are paid first, then the common stockholders share equally, depending on the number of shares of common stock they hold, in our remaining assets available for distribution. We cannot redeem our common stock, and our common stock does not contain subscription, conversion or preemptive rights. If an acquiror accumulates or begins a tender offer for 20% or more of our common stock that does not meet the conditions of our Stockholder Rights Plan, each share of common stock has a right to purchase additional shares of common stock or other securities at a significant discount.

    We are the transfer agent and registrar for our common stock.

                     DESCRIPTION OF TEXACO PREFERRED STOCK

    This prospectus describes the terms and provisions of our preferred stock. When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the terms and provisions described in this prospectus apply to the particular series of preferred stock. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock, and is also subject to our Certificate of Incorporation.

    We have summarized the material portions of the certificate of designations below. The certificate of designations will be filed with the SEC in connection with an offering of preferred stock.

    Our Certificate of Incorporation authorizes us to issue 30,000,000 shares of preferred stock, par value $1.00 per share. Our Board is authorized to designate any series of preferred stock and the powers, preferences and rights of the preferred stock without further shareholder action. As of April 7, 1999, there were outstanding 628,877.62 shares of Series B ESOP Convertible Preferred Stock and 1,200 shares of Market Auction Preferred Stock. There are 3,000,000 shares designated as Series D Junior Participating Preferred Stock, none of which are currently outstanding.

    Our Board is authorized to determine or fix the following terms for each series of preferred stock, which will be described in a prospectus supplement:

    - the number of shares and their designation or title;

    - dividend rights;

    - the rights of the holders upon our liquidation, or upon any distribution of our assets;

    - whether the shares will be convertible and the terms of the conversion;

    - whether the shares will be redeemable and the terms of the redemption;

    - whether and upon what terms the shares will have a purchase, retirement or sinking fund;

    - the holders' voting rights, if any; and

    - other preferences, rights, qualifications, limitations, or restrictions.

    If we purchase, redeem or convert shares of preferred stock, we will retire and cancel them and restore them to the status of authorized but unissued shares of preferred stock. These shares will not be part of any particular series of preferred stock and we may reissue them.

    When we issue preferred stock, they will be fully paid and nonassessable. Unless the prospectus supplement specifies otherwise:

    - each series of preferred stock will rank equally in all respects with the outstanding shares of each other series of preferred stock;

    - the preferred stock will have no preemptive rights to subscribe for any additional securities which we may issue in the future; and

    - even if there are any sinking fund installments due on a particular series of preferred stock, we will not be restricted from purchasing, redeeming or converting shares of preferred stock.

DIVIDENDS

    The holders of preferred stock will be entitled to receive cash dividends if declared by our Board of Directors out of funds we can legally use for payment. The prospectus supplement will set forth the dividend rates and the dates on which we will pay dividends. The rates may be fixed or variable or both. If the dividend rate is variable, the formula used to determine the dividend rate will be described in the prospectus supplement. We will pay dividends to the holders of record as they appear on our registrar on the record dates fixed by our Board.

    Our Board will not declare and pay a dividend on any series of preferred stock unless full dividends for all series of preferred stock ranking equal as to dividends have been declared or paid and sufficient funds are set aside for payment. If dividends are not paid in full, we will declare any dividends pro rata among the preferred stock of each series and any series of preferred stock ranking equal to any other series as to dividends. A "pro rata" declaration means that the dividends we declare per share on each series of preferred stock will bear the same relationship to each other that the full accrued dividends per share on each series of the preferred stock bear to each other.

    Unless all dividends on the preferred stock have been paid in full, we will not declare or pay any dividends or set aside sums for payment of dividends or distributions on any common stock or on any class of security ranking junior to the series of preferred stock, except for dividends or distributions paid for with securities ranking junior to the preferred stock. We will also not redeem, purchase, or otherwise acquire any securities ranking junior to the series of preferred stock as to dividends or liquidation preferences, except by conversion into or exchange for stock junior to the series of preferred stock.

    We will not convert or exchange any series of preferred stock for other securities or property.

REDEMPTION AND SINKING FUND

    We will not redeem or pay into a sinking fund any series of preferred stock.

LIQUIDATION

    If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of any series of preferred stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement and all accrued and unpaid dividends. We will pay these amounts to the holders of each series of the preferred stock, and all amounts owing on any preferred stock ranking equally with that series of preferred stock as to distributions upon liquidation. These payments will be made out of our assets available for distribution to shareholders before any distribution is made to holders of common stock or any class of stock ranking junior to the series of preferred stock as to dividends and liquidation preferences.

    In the event there are insufficient assets to pay the liquidation preferences for all equally-ranked classes of preferred stock in full, we will allocate the remaining assets equally among all series of equally-ranked preferred stock based upon the aggregate liquidation preference for all outstanding shares for each series. This distribution means that the distribution we pay to the holders of all shares ranking equal as to distributions if we dissolve, liquidate or wind up our business will bear the same relationship to each other that the full distributable amounts for which the holders are respectively entitled if we dissolve, liquidate or wind up our business bear to each other. After we pay the full amount of the liquidation preference to which they are entitled, the holders of shares of a series of preferred stock will not be entitled to participate in any further distribution of our assets.

VOTING

    No series of preferred stock will be entitled to vote except as provided below or in the related prospectus supplement. If we fail at any time to declare and pay in full dividends for six quarterly periods, whether consecutive or not, on any series of preferred stock and all these dividends remain unpaid, the number of our Board of Directors will be increased by two. Holders of that series of preferred stock, voting together as a class with all other series of preferred stock also entitled to vote, will be entitled to elect the two additional directors until the full accumulated dividends have been declared and paid in full. If and when all accumulated dividends have been paid in full, the holders will no longer have these voting rights as a result of that default. Once the special voting rights terminate, the term of office of each director elected by the preferred stockholders will terminate. Any director elected in this manner may only be removed by a majority of the holders of shares that elected that director, voting as a separate class. As long as the default continues, holders of the preferred stock will not be entitled to vote on the election or removal of directors generally, but may have other voting rights provided to the holders of preferred stock by law.

    A majority of the outstanding shares of each series of preferred stock voting together as a class is required to authorize any amendment, alteration or repeal of our Certificate of Incorporation or any certificate of designations which would adversely affect the powers, preferences, or special rights of the preferred stock, including authorizing any class of stock with superior dividend and liquidation preferences.

TRANSFER AGENT AND REGISTRAR

    The prospectus supplement for each series of preferred stock will name the transfer agent and registrar.

                      DESCRIPTION OF THE DEPOSITARY SHARES

    This prospectus describes the terms and provisions of our depositary shares. When we offer to sell depositary shares, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the terms and provisions described in this prospectus apply to the depositary shares being offered.

    We have summarized the material portions of the deposit agreement below. The deposit agreement will be filed with the SEC in connection with an offering of depositary shares.

    We may offer fractional interests in preferred stock, rather than full shares of preferred stock. If we do, we will provide for a depositary to issue to the public receipts for depositary shares, each of which will represent ownership of and entitlement to all rights and preferences of a fractional interest in a share of preferred stock of a specified series. These rights include dividend, voting, redemption and liquidation rights. The applicable fraction will be specified in a prospectus supplement. The shares of preferred stock represented by the depositary shares will be deposited with a depositary named in a prospectus supplement, under a deposit agreement among us and the depositary and the holders of the depositary receipts.

    The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to file proof of residence and pay charges.

DIVIDENDS

    The depositary will distribute all cash dividends or other cash distributions received to the record holders of depositary receipts in proportion to the number of depositary shares owned by them on the relevant record date. The record date will be the same date as the record date we fix for the applicable series of preferred stock.

    If we make a non-cash distribution, the depositary will distribute property to the holders of depositary receipts, unless the depositary determines, after consultation with us, that it is not feasible to make this distribution. If this occurs, the depositary may, with our approval, adopt any other method for the distribution as it deems appropriate, including the sale of the property and distribution of the net proceeds from the sale.

LIQUIDATION PREFERENCE

    If we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of each depositary share will receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock.

REDEMPTION

    If the series of preferred stock underlying the depositary shares is redeemed, the depositary shares will be redeemed from the redemption proceeds of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem on the same redemption date the number of depositary shares representing the preferred stock being redeemed. The depositary will mail the notice of redemption between 30 to 60 days prior to the date fixed for redemption to the record holders of the depositary receipts.

VOTING

    The depositary will promptly mail information contained in any notice of meeting it receives from us to the record holders of the depositary receipts. Each record holder of depositary receipts will be entitled to instruct the depositary as to its exercise of its voting rights pertaining to the number of shares of preferred stock represented by its depositary shares. The depositary will try, if practical, to vote the preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action which the depositary may find necessary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any of the preferred stock for which it does not receive specific instructions from the holders of depositary receipts.

WITHDRAWAL OF PREFERRED STOCK

    If holders surrender depositary receipts at the principal office of the depositary and pay any unpaid amount due to the depositary, the owner of the depositary shares is entitled to receive the number of whole shares of preferred stock and all money and other property represented by the depositary shares. Partial shares of preferred stock will not be issued. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder. Holders of preferred stock received in exchange for depositary shares will no longer be entitled to deposit these shares under the deposit agreement or to receive depositary receipts.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

    The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders, other than any change in fees, of depositary shares will not be effective unless approved by at least a majority of the depositary shares then outstanding. An amendment may not impair the right of any owner of any depositary shares to surrender its depositary receipt with instructions to the depositary in exchange for preferred stock, money and property, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by us or the depositary only if:

    - all outstanding depositary shares have been redeemed, or

    - there has been a final distribution to the preferred stock in connection with the liquidation, dissolution or winding up of our business, and the distribution has been made to all the holders of depositary shares.

CHARGES OF DEPOSITARY

    We will pay all transfer and other taxes and governmental charges attributable solely to the depositary arrangements. We will pay the depositary's charges for the initial deposit of the preferred stock and the initial issuance of the depositary shares, any redemption of the preferred stock and all exchanges for preferred stock. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other charges stated in the deposit agreement to be for their accounts. In some circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares if those charges are not paid.

OBLIGATIONS OF DEPOSITARY

    The depositary will forward to the holders of depositary receipts all reports and communications from us which are delivered to it and which we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at its principal office, and at such other places as it may from time to time deem advisable, any reports and communications received from us.

    We will not assume, and the depositary will not assume, any obligation or any liability under the deposit agreement to holders of depositary receipts other than for gross negligence or willful misconduct. We will not be liable, and the depositary will not be liable, if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and the depositary's obligations under the deposit agreement will be limited to performance in good faith of our and their duties. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless we and/or the depositary receives satisfactory indemnity. We and the depositary may rely on written advice of our counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give this information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The depositary may resign at any time by delivering to us notice of its election to do so. We may also at any time remove the depositary. The resignation or removal will take effect after a successor depositary is appointed and has accepted the appointment. We must appoint a successor within 60 days after delivery of the notice for resignation or removal and the successor depositary must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

    Owners of the depositary shares will be treated for Federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. Accordingly, the owners will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

    - no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares;

    - the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, when exchanged, be the same as the aggregate tax basis of the depositary shares being exchanged; and

    - the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which that person owned such depositary shares.

                          DESCRIPTION OF THE WARRANTS

    This prospectus describes the terms and provisions of the warrants. When we offer to sell warrants, we will describe the specific terms of the warrants and warrant agreement in a supplement to this prospectus. The prospectus supplement will also indicate whether the terms and provisions described in this prospectus apply to the warrants being offered.

    We have summarized the material portions of the warrant agreement below. Forms of warrant agreements have been incorporated by reference as exhibits to the registration statement for these securities that we have filed with the SEC. You should read the warrant agreements for the provisions that are important to you.

    We may issue warrants for the purchase of our debt securities, preferred stock or common stock. Warrants may be issued alone or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

DEBT WARRANTS

    The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of the debt warrants, including the following:

    - their title;

    - their offering price;

    - their aggregate number;

    - the designation and terms of the debt securities that can be purchased when they are exercised;

    - the designation and terms of the debt securities that are issued with the warrants and the number of warrants issued with each debt security;

    - the date when they and any debt securities issued will be separately transferable;

    - the principal amount of debt securities that can be purchased when they are exercised and the purchase price;

    - the date on which the right to exercise warrants begins and the date on which the right expires;

    - the minimum or maximum amount of warrants that may be exercised at any one time;

    - whether they and the debt securities that may be issued when they are exercised will be issued in registered or bearer form;

    - information about book-entry procedures;

    - the currency or currency units in which the offering price and the exercise price are payable;

    - a discussion of material United States federal income tax considerations;

    - the antidilution provisions; and

    - the redemption or call provisions.

STOCK WARRANTS

    The prospectus supplement relating to any particular issue of warrants to issue common stock or preferred stock will describe the terms of such stock warrants, including the following:

    - their title;

    - their offering price;

    - their aggregate number;

    - the designation and terms of the common stock or preferred stock that can be purchased when they are exercised;

    - the designation and terms of the common stock or preferred stock that are issued with the stock and the number of warrants issued with shares of each common stock or preferred stock;

    - the date when they and any common stock or preferred stock issued will be separately transferable;

    - the number of shares of common stock or preferred stock that can be purchased when they are exercised and the purchase price;

    - the date on which the right to exercise them begins and the date on which the right expires;

    - the minimum or maximum amount that may be exercised at any one time;

    - the currency or currency units in which the offering price and the exercise price are payable;

    - a discussion of material United States federal income tax considerations;

    - the antidilution provisions; and

    - the redemption or call provisions.

                                    EXPERTS

    The audited consolidated financial statements and schedule included or incorporated by reference in the Annual Report of Texaco Inc. for the fiscal year ended December 31, 1998 filed on Form 10-K, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The combined financial statements of the Caltex Group of Companies as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Equilon Enterprises LLC as of January 1, 1998 and December 31, 1998 and for the year ended December 31, 1998, incorporated in this Prospectus by reference to the Annual Report of Texaco Inc. on Form 10-K for the year ended December 31, 1998, incorporated herein by reference, have been audited by Arthur Andersen LLP and PricewaterhouseCoopers LLP, independent accountants, as indicated in their report with respect thereto, and have been so incorporated in reliance upon the report of such firms given upon their authority as experts in accounting and auditing.

    The financial statements of Motiva Enterprises LLC as of July 1, 1998 and December 31, 1998 and for the period from inception (July 1, 1998) to December 31, 1998, incorporated in this Prospectus by reference to the Annual Report of Texaco Inc. on Form 10-K for the year ended December 31, 1998, incorporated herein by reference, have been audited by Arthur Andersen LLP, Deloitte & Touche LLP and PricewaterhouseCoopers LLP, independent accountants, as indicated in their report with respect thereto, and have been so incorporated in reliance upon the report of such firms given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

    The validity of the securities we are offering will be passed upon for us by Paul R. Lovejoy, Esq., our Assistant General Counsel or another of our attorneys as we may designate, and for the purchasers by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.

                                     [LOGO]

                              U.S. $1,500,000,000
                              TEXACO CAPITAL INC.
                         SERIES 1999 MEDIUM-TERM NOTES
                                 Guaranteed by
                                  TEXACO INC.

                         -----------------------------
                             PROSPECTUS SUPPLEMENT
                         -----------------------------

                           BLAYLOCK & PARTNERS, L.P.
                           CREDIT SUISSE FIRST BOSTON
                              GOLDMAN, SACHS & CO.
                           MORGAN STANLEY DEAN WITTER
                              SALOMON SMITH BARNEY

                                 April 28, 1999